Exhibit 2.2

AMENDED AND RESTATED MERGER AGREEMENT

by and among

PRECISION AEROSPACE GROUP, INC.,

PRECISION AEROSPACE MERGER SUB, INC.,

AERODYN ENGINEERING HOLDINGS, INC.

and

DAVID LAWRENCE

December 23, 2024

i

ii

Schedules

Schedule 1.1(A) – Adjusted EBITDA; Sample EBITDA Calculation

Schedule 1.1(B) – Working Capital Sample Calculation

Exhibits

Exhibit A – Form of Closing Note

Exhibit B – Form of Escrow Agreement

Exhibit C – Form of Employment Agreement

Exhibit D – Form of General Release

Exhibit E – Form of Pledge Agreement

Exhibit F – Form of Stock Power

iii

AMENDED AND RESTATED MERGER AGREEMENT

THIS AMENDED AND RESTATED MERGER AGREEMENT (this “Agreement”) is made and entered into as of December 23, 2024 (the “Effective Date”), by and among PRECISION AEROSPACE GROUP, INC., a Florida corporation (“Purchaser”), PRECISION AEROSPACE AERODYN MERGER SUB, INC., a Delaware corporation (“Merger Sub”), AERODYN ENGINEERING HOLDINGS, INC., an Indiana corporation (the “Corporation”), and DAVID LAWRENCE, the sole stockholder of the Corporation (the “Sole Stockholder”). Purchaser, Merger Sub, the Corporation and the Sole Stockholder may each be referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, the Sole Stockholder owns all of the issued and outstanding shares of the Corporation’s common stock, without par value (the “Corporation Common Stock”), which shares represent 100% of the issued and outstanding capital stock of the Corporation;

WHEREAS, the Corporation owns all of the issued and outstanding limited liability company membership interests (collectively, the “Interests”) of Aerodyn Engineering LLC, a Delaware limited liability company (the “Aerodyn”);

WHEREAS, the Parties entered into a certain Merger Agreement, dated September 30, 2024, (the “Original Merger Agreement”) pursuant to which the Purchaser agreed to acquire the Corporation Common Stock through the statutory merger of Merger Sub with and into the Corporation upon the terms and conditions set forth in this Agreement; and

WHEREAS, the Parties now desire to amend and restate the Original Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I. DEFINITIONS

Section 1.1. Definitions

As used herein, the following terms shall have the following meanings:

“Accounts Receivable” means the accounts receivable of Aerodyn resulting from goods sold and/or services provided by Aerodyn.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adjusted EBITDA” means EBITDA, as adjusted pursuant to Schedule 1.1(a) attached hereto.

“Adjustment Statement” has the meaning specified in Section 4.4(b).

“Aerodyn” has the meaning specified in the preamble to this Agreement.

“Aerodyn Canada” means Aerodyn Canada, Inc., a corporation organized under the laws of Quebec, Canada.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by Contract or otherwise.

“Agreement” has the meaning specified in the preamble to this Agreement.

“Articles of Merger” has the meaning specified in Section 2.1(b).

“Assets” means any and all of Aerodyn’s right, title and interest in all assets, rights and properties used in or held for use by Aerodyn and of every nature, kind and description, whether tangible or intangible, owned, leased or licensed (as applicable), real, personal or mixed.

“Basket Amount” has the meaning specified in Section 9.2(b).

“Business” means the business of Aerodyn as conducted immediately prior to the Effective Time including, but not limited to, the business of design and analysis, precision manufacturing, instrumentation, assembly, component and subsystem testing, in-house and on-site validation, and test support.

“Business Day” means a day other than Saturday, Sunday, or any day on which banks located in the State of Florida are authorized or obligated to close.

“Cap” has the meaning specified in Section 9.2(b).

“Cash” means cash and cash equivalents, including bank deposits, checks, and other similar items.

“Certificates” has the meaning specified in Section 3.1(a).

“Certificate of Merger” has the meaning specified in Section 2.1(b).

“Change of Control Transaction” means (i) any sale, transfer, distribution or other disposition of all or substantially all of the assets of Aerodyn to any Person other than Purchaser or its Affiliates, (ii) any merger or consolidation or disposition of Aerodyn or the Corporation with, into or to one or more other Persons as a result of which Purchaser or its Affiliates cease to own a majority of the voting securities of the surviving entity, or (iii) any transfer or series of related transfers of the voting securities of Aerodyn or the Corporation as a result of which Purchaser or its Affiliates cease to own a majority of the voting securities of Aerodyn or the Corporation, as applicable.

“Closing” has the meaning specified in Section 4.5.

“Closing Cash” means Cash of Aerodyn immediately prior to the Closing.

“Closing Consideration” has the meaning specified in Section 4.1(a).

“Closing Date” has the meaning specified in Section 4.5.

“Closing Date Balance Sheet” has the meaning set forth in Section 4.4(a).

“Closing Date Calculation” has the meaning set forth in Section 4.4(a).

“Closing Date Deposit” has the meaning set forth in Section 4.1(b).

“Closing Date Working Capital” has the meaning set forth in Section 4.4(a).

“Closing Note” has the meaning specified in Section 4.1(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning specified in Section 7.1.

“Consideration” means (i) the Closing Consideration, (ii) and the Post-Closing Consideration.

“Consolidated Corporate Overhead” means the aggregate fixed costs incurred by the Purchaser on a consolidated basis with its subsidiaries to operate the businesses of the Purchaser and its subsidiaries.

“Contested Adjustments” has the meaning set forth in Section 4.4(b).

“Contracts” means any contracts, agreements, subcontracts, leases, notes, indentures, commitments, memoranda of understanding, and purchase orders, whether written or oral, whether implied or express, and each amendment, supplement, or modification (whether written or oral) in respect of any of the foregoing, in each case as currently in effect.

“Corporation” has the meaning specified in the preamble to this Agreement.

“Corporation Common Stock” has the meaning specified in the preamble to this Agreement.

“CoCT Acquiror” has the meaning specified in Section 4.2(d).

“Covered Tax Proceeding” has the meaning specified in Section 8.3(a).

“Current Assets” means, as of any date, the Accounts Receivable and other current assets (excluding Cash) set forth in the Working Capital Sample Calculation, determined in accordance with GAAP.

“Current Liabilities” means, as of any date, Aerodyn’s accounts payable and other current liabilities set forth in the Working Capital Sample Calculation, determined in accordance with GAAP.

“DGCL” means the General Corporation Law of the State of Delaware.

“Damages” has the meaning specified in Section 9.2(a).

“DFARS” means the Defense Federal Acquisition Regulation Supplement.

“Disclosure Schedules” has the meaning specified in Article V.

“Disputed Amount” has the meaning specified in Section 9.2(d).

“Disputed Matters” has the meaning specified in Section 9.4(b).

“Earnings Multiplier” means an amount equal to 5.99.

“EBITDA” means earnings before interest, taxes, depreciation, and amortization, consistent with the accounting practices of Aerodyn prior to Closing, calculated in a manner consistent with the sample calculation set forth on Schedule 1.1(A).

“Effective Date” has the meaning specified in preamble to this Agreement.

“Effective Time” has the meaning specified in Section 2.1(b).

“Employee Benefit Plans” has the meaning specified in Section 5.7(a).

“Employees” has the meaning specified in Section 5.8.

“Employment Agreement” has the meaning specified in Section 4.6(a)(iii).

“Employment Laws” has the meaning specified in Section 5.8(e).

“Environmental Laws” means any law, common law, ordinance, regulation, or binding policy of any Governmental Authority, as well as any order, decree, permit, judgment, or injunction issued, promulgated, approved, or entered thereunder, relating to the environment, health and safety, Hazardous Materials (including the use, handling, transportation, production, disposal, discharge or storage thereof), industrial hygiene, the environmental conditions on, under or about any real property owned, leased or operated at any time by Aerodyn, including soil, groundwater, and indoor and ambient air conditions or the reporting or remediation of environmental contamination. Environmental Laws include the Clean Air Act, the Federal Water Pollution Control Act, the Oil Pollution Act, the Occupational Safety and Health Act, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, state and local counterparts, in each case as amended, and any other federal, state and local law whose purpose is to conserve or protect employee safety and health, human health in respect to exposure to Hazardous Materials, the environment, wildlife or natural resources.

“ERISA” has the meaning specified in Section 5.7(a).

“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with Aerodyn would be deemed a single employer within the meaning of Section 414(b), (c), or (m) of the Code or Section 4001(b)(1) of ERISA.

“Escrow Account” means an escrow account established with the Escrow Agent (defined below) to hold funds be to deposited by Purchaser on behalf of the Sole Stockholder as contemplated under Sections 4.1(a) and 4.4(g), and held pending resolution of the: (i) disputes, if any, relating to achievement of the Working Capital Target as provided under Section 4.4(g), and (ii) disputes, if any, relating to the indemnification obligations of the Sole Stockholder under Section 9.2.

“Escrow Agent” means JP Morgan Chase Bank, N.A (or such other agent as may mutually be agreed upon by Purchaser and the Sole Stockholder) under the Escrow Agreement.

“Escrow Agreement” has the meaning specified in Section 4.4(g).

“Escrow Amount” has the meaning specified in Section 4.4(d)

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Statements” has the meaning specified in Section 5.17(a).

“Fundamental Representations” has the meaning specified in Section 9.1(a).

“GAAP” means generally accepted accounting principles in the United States as in effect (i) with respect to financial information for periods on or after the date hereof, as of the date hereof, and (ii) with respect to financial information for periods prior to the date hereof, as of such applicable time, in each case, using accounting methods and policies consistent with Aerodyn’s historical practice as reflected in the Financial Statements.

“Governmental Authority” means any domestic or foreign national, state, multi-state or municipal or other local government, any subdivision, agency, commission or authority thereof, exercising any executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any quasi-governmental or private body that is government-owned or established to perform such functions.

“Governmental Order” means any order, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

“Hazardous Materials” means and includes petroleum and refined petroleum products, asbestos, polychlorinated biphenyls, and any other substance defined, designated, or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under, or for which liability or standards of care are imposed by, any Environmental Law.

“High-Water Mark” has the meaning specified in Section 4.2(a).

“IBCL” means the Indiana Business Corporation Law.

“Indebtedness” means (without duplication and to the extent not included in Selling Expenses) the sum of the following items, as of immediately prior to the Closing: (i) the principal amount of any indebtedness of Aerodyn or the Corporation for borrowed money outstanding, together with all prepayment premiums or penalties and other amounts with respect to such indebtedness becoming due as a result of the transactions contemplated by this Agreement, (ii) any unpaid interest owing on the indebtedness described in clause (i) above, (iii) obligations in respect of banker’s acceptances or letters of credit issued or created for the account or benefit of Aerodyn or the Corporation (including any letters of credit supporting any bonds), (iv) all indebtedness or obligations of the types referred to in the preceding clauses (i) through (iii) of any other Person secured by any claim on any Assets of Aerodyn or the Corporation, even though Aerodyn or the Corporation has not assumed or otherwise become liable for the payment thereof, but excluding customer deposits and interest payable thereon in the Ordinary Course of Business, (v) guarantees of obligations of the type described in clauses (i) through (iii) above of any other Person, (vi) any payment obligation in respect of interest under any existing interest rate swap or hedge Contract entered into by Aerodyn or the Corporation, and any costs associated with termination of any such arrangement, and (vii) all interest, prepayment penalties, premiums, fees and expenses payable with respect to any of the foregoing.

“Indemnified Party” has the meaning specified in Section 9.4(a).

“Indemnifying Party” has the meaning specified in Section 9.4(a).

“Independent Accountant” means Grant Thornton LLP, or another independent public accounting firm selected by mutual agreement of the Sole Stockholder and Purchaser.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (i) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing, (ii) e-mail addresses, internet domain names, whether or not trademarked, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs, (iii) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights, (iv) inventions, discoveries, trade secrets, business and technical information and know how, databases, data collections and other confidential and proprietary information and all rights therein, (v) patents (including all reissues, divisionals, provisionals, continuations and continuations in part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models), (vi) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation, (vii) semiconductor chips and mask works, (viii) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing, and (ix) all rights to any Actions of any nature available to or being pursued by Aerodyn to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

“Interests” has the meaning specified in the recitals to this Agreement.

“Interim Payment” has the meaning set forth in Section 4.4(b).

“IRS” has the meaning specified in Section 5.7(b).

“IPO” means the first underwritten public offering of Purchaser Common Stock under the Securities Act.

“Key Employees” means David Lawrence, Nicole Abernathy, and Keith Yager.

“Knowledge of Purchaser” means the actual knowledge of the officers and directors of Purchaser, and the knowledge that each of them would reasonably be expected to have following reasonable inquiry.

“Knowledge of the Sole Stockholder” means the actual knowledge of David Lawrence and the knowledge that he would reasonably be expected to have following reasonable inquiry.

“Law” or “Laws” means any federal, state, local, municipal, or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, judgment, decree, proclamation, treaty, rule, regulation, ruling or requirement issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” has the meaning specified in Section 5.18(a).

“Licenses” means all of the licenses, permits, certificates, exemptions, franchises, and other authorizations from any Governmental Authority or other third party necessary or proper for the use, occupancy, or operation of the Business as conducted as of the Closing Date.

“Lien” means any claim, lien, pledge, option, right of first refusal, easement, security interest, deed of trust, mortgage, right of way, encroachment, restrictive covenant, or other encumbrance, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent or conditional sale agreement or other title retention agreement or lease in the nature thereof.

“Material Adverse Effect” means any effect, change, event, occurrence or development that is, or is reasonably likely to be, individually or in the aggregate, materially adverse with respect to the Assets, the Business, financial condition, results of operations or prospects of Aerodyn or the right or ability of the Corporation or the Sole Stockholder to consummate any of the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which Aerodyn operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any matter of which Purchaser is aware on the date hereof; (vi) any changes in applicable Laws or accounting rules (including GAAP); (vii) any epidemics, pandemics, disease outbreaks, or other public health emergencies; (viii) any natural or man-made disaster or acts of God; or (ix) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with Aerodyn; provided further, however, that any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to (i)-(viii) shall be taken into account in determining if a Material Adverse Effect has occurred to the extent such event, occurrence, fact, condition or change has a disproportionate effect on Aerodyn relative to other participants in the industries in which Aerodyn operates.

“Material Contracts” means all Contracts to which Aerodyn is a party (i) involving obligations (contingent or otherwise) of, or payments to, Aerodyn in excess of $100,000, or (ii) containing any covenant limiting the freedom of Aerodyn to engage in any business activity or compete with any Person.

“Merger” has the meaning specified in Section 2.1(a).

“Note Payment Date” means the date on which the Principal Cash Payment, the Principal Share Payment, and accrued interest are paid in full in accordance with the Closing Note.

“Notice of Claim” has the meaning specified in Section 9.4(a).

“Objection Notice” has the meaning specified in Section 4.2(b).

“Ordinary Course of Business” means the normal and routine day-to-day operations of Aerodyn consistent with the past practices and customs of the Business.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments and other modifications thereto.

“Party” and “Parties” have the meanings specified in the preamble to this Agreement.

“Permitted Liens” means (i) Liens for Taxes not yet due or, if due, being contested in good faith by appropriate proceedings and, in each case, for which specific and adequate accruals or reserves have been established on the Financial Statements in accordance with GAAP, or (ii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar statutory Liens arising or incurred in the Ordinary Course of Business for sums not yet due and payable or, if due and payable, are being contested in good faith by appropriate proceedings and, in either case, for which specific and adequate accruals or reserves have been established on the Financial Statements in accordance with GAAP, or (iii) non-exclusive licenses of Intellectual Property rights granted to customers of Aerodyn in the Ordinary Course of Business, or (iv) statutory Liens of landlords and Liens of carriers imposed by applicable Law, in each case, in the Ordinary Course of Business (other than, for the avoidance of doubt, any breach or default), or (v) Liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance or other types of social security, or (vi) defects or imperfections of title, easements, covenants, rights of way, restrictions and other similar charges, defects or encumbrances affecting title to real property which do not and would not reasonably be expected to materially interfere with the value or occupancy of such real property or the conduct of the Business as currently conducted thereon, (vii) Liens arising pursuant to the express terms of this Agreement or the other Transaction Documents, or (viii) Liens relating to Indebtedness outstanding as of the Effective Date as set forth on Schedule 5.5(a).

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company, or government or other entity.

“Personnel” has the meaning specified in Section 5.14(c).

“Post-Closing Consideration” has the meaning specified in Section 4.2(a).

“Post-Closing Payment(s)” has the meaning specified in Section 4.2(a).

“Post-Closing Period” has the meaning specified in Section 4.2(a)(iv).

“Post-Closing Year” has the meaning specified in Section 4.2(a)(iv).

“Post-TCJA Tax Treatment” has the meaning specified in Section 5.9(i).

“Pre-Closing Tax Period” means any and all taxable periods ending on or before the Closing Date and includes the portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Tax Returns” has the meaning specified in Section 8.2(a).

“Pre-TCJA Tax Treatment” has the meaning specified in Section 5.9(i).

“Principal Cash Payment” has the meaning specified in the Closing Note.

“Principal Market” has the meaning set forth in Section 4.1(b)(ii)(A).

“Principal Share Payment” has the meaning specified in the Closing Note.

“Proposed Adjustments” has the meaning set forth in Section 4.4(b).

“Public Announcement Restrictions” has the meaning specified in Section 12.6(a).

“Purchaser” has the meaning specified in the preamble to this Agreement.

“Purchaser Board” means the board of directors of the Purchaser.

“Purchaser Claim” has the meaning specified in Section 9.2(a).

“Purchaser Common Stock” has the meaning specified in Section 6.7(a).

“Purchaser Equity” has the meaning specified in Section 6.7(a).

“Purchaser Fundamental Representation” has the meaning specified in Section 9.1(b).

“Purchaser Indemnified Parties” has the meaning specified in Section 9.2(a).

“Purchaser Preferred Stock” has the meaning specified in Section 6.7(a).

“Purchaser Stock Consideration” means the sum of the aggregate number of shares of the Principal Share Payment, the Year 1 Share Payment, the Year 2 Share Payment, the Year 3 Share Payment, and the Year 4 Share Payment.

“Real Property Leases” has the meaning specified in Section 5.18(a).

“Release” means any active or passive releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing, and the like, including without limitation, the movement of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the environment.

“Review Period” has the meaning specified in Section 4.2(b).

“Rule 144” means Rule 144 promulgated under the Securities Act (defined below).

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Expenses” means all (a) unpaid costs, fees and expenses of outside professionals incurred by the Sole Stockholder and/or the Corporation relating to the process of selling the Corporation, whether incurred in connection with this Agreement or otherwise, including all legal, accounting, consulting, tax and investment banking fees and expenses, and (b) severance obligations, retention bonuses, “stay” bonuses, change in control bonuses, sale bonuses and similar payments and bonuses owed by Aerodyn, in whole or in part, prior to or as a result of the transactions contemplated by this Agreement (including the employer portion of any payroll, employment, unemployment and similar Taxes relating thereto), in each case, whether accrued or unaccrued as of the Closing Date.

“Series A” has the meaning specified in Section 6.7(a).

“Series B” has the meaning specified in Section 6.7(a).

”Settlement Certificate” has the meaning specified in Section 4.4(b).

“Settlement Date” has the meaning specified in Section 4.4(f).

“Sole Stockholder” has the meaning specified in the preamble to this Agreement.

“SRE” has the meaning specified in Section 5.9(i).

“Statement” has the meaning specified in Section 4.2(b).

“Stockholder Claim” has the meaning specified in Section 9.3(a).

“Stockholder Indemnified Parties” has the meaning specified in Section 9.3(a).

“Straddle Period” has the meaning specified in Section 8.4.

“Straddle Period Tax Returns” has the meaning specified in Section 8.2(b).

“Surviving Corporation” has the meaning ascribed to it in Section 2.1(a).

“Tax” or “Taxes” means (i) any and all federal, state, local, and foreign taxes, charges, fees, levies, assessments, duties or other amounts payable to any Governmental Authority, including: income, franchise, profits, margin, gross receipts, minimum, alternative minimum, estimated, ad valorem, value-added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, worker’s compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer, environmental, escheat or unclaimed property, occupation, premium, registration, and gains taxes, customs, duties, imposts, charges, levies, or other similar assessments of any kind whatsoever, whether disputed or not, together with any interest, penalties, and additions imposed with respect thereto and any interest in respect of such penalties or additions; (ii) any liability for the payment of any item described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary, or aggregate group for any period, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign Law; (iii) any liability for the payment of any item described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any Person or as a result of any obligations under any agreements or arrangements with any Person with respect to such item; or (iv) any successor or transferee liability for the payment of any item described in clause (i), (ii) or (iii) of any Person, including by reason of being a party to any merger, consolidation, conversion, or otherwise.

“Tax Refund” has the meaning specified in Section 8.6.

“Tax Return” means any return, document, declaration, report, claim for refund, information return, or statement required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“TCJA” has the meaning specified in Section 5.9(i).

“Third-Party Claim” has the meaning specified in Section 9.4(c).

“Third-Party Notice” has the meaning specified in Section 9.4(c).

“Top Customer” has the meaning specified in Section 5.12(a).

“Top Supplier” has the meaning specified in Section 5.12(b).

“Transaction Documents” means this Agreement and the agreements, instruments, notices, or other documents set forth in Sections 4.6 and 4.7 of this Agreement.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Working Capital” means, as of a specified date, (i) the Current Assets of Aerodyn, minus (ii) the Current Liabilities of Aerodyn, in each case as determined in accordance with GAAP.

“Working Capital Sample Calculation” means the sample calculation of Working Capital based upon the balance sheet of Aerodyn dated as of December 31, 2023, as set forth in Schedule 1.1(b).

“Working Capital Target” has the meaning specified in Section 4.4(d).

“Year 1 EBITDA” means the Aerodyn’s Adjusted EBITDA for the twelve-month period ending December 31, 2024.

“Year 1 Share Payment” has the meaning specified in Section 4.2(i)(B).

“Year 2 EBITDA” means the Aerodyn’s Adjusted EBITDA for the twelve-month period ending December 31, 2025.

“Year 2 Share Payment” has the meaning specified in Section 4.2(ii)(B).

“Year 3 EBITDA” means the Aerodyn’s Adjusted EBITDA for the twelve-month period ending December 31, 2026.

“Year 3 Share Payment” has the meaning specified in Section 4.2(iii)(B).

“Year 4 EBITDA” means the Aerodyn’s Adjusted EBITDA for the twelve-month period ending December 31, 2027.

“Year 4 Share Payment” has the meaning specified in Section 4.2(iv)(B).

Section 1.2. Other Definitional and Interpretative Provisions

The words “hereof,” “herein,” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement (including any Exhibits and Schedules annexed hereto) as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, and Schedules are to Articles, Sections, Exhibits, and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein, including the Disclosure Schedules, are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are, in fact, followed by those words or words of like import. “Writing,” “written,” and comparable terms refer to printing, typing, and other means of reproducing words (including electronic media) in a visible form. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” when used in this Agreement is not exclusive. The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” References to any statute, rule, regulation, law, or applicable Law shall be deemed to refer to such statute, rule, regulation, law, or applicable Law as amended or supplemented from time to time and to any rules, regulations, and interpretations promulgated thereunder (except to the extent otherwise expressly provided herein). References to any Contract are to that Contract as amended, modified, or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Except as otherwise expressly provided herein, any reference in this Agreement to a date or time shall be deemed to be such date or time in New York, New York. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to one gender include all genders. Except as otherwise expressly set forth herein, all amounts required to be paid hereunder shall be paid in U.S. dollars currency in the manner and at the times set forth herein, and all monetary references used herein, including references to “$,” shall be to United States dollars unless otherwise specified. The Parties have participated jointly in the negotiation and drafting of this Agreement, and each has been represented by counsel of its choosing. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II. MERGER

Section 2.1. The Merger

(a) Upon the terms and conditions set forth in this Agreement and in accordance with the DGCL and the IBCL, at the Effective Time, (i) the Corporation shall be merged with and into the Merger Sub (the “Merger”) and (ii) the separate corporate existence of Merger Sub shall thereupon cease and the Corporation shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and become the wholly-owned subsidiary of Purchaser.

(b) At the Closing, (i) the Parties shall cause a certificate of merger, in a form reasonably satisfactory to the Corporation and Purchaser (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware, and (ii) the Parties shall cause articles of merger, in a form reasonably satisfactory to the Corporation and Purchaser (the “Articles of Merger”), to be executed and filed with the Secretary of State of the State of Indiana. The Merger shall become effective on the date and time as is agreed by Purchaser and the Corporation and specified in the Certificate of Merger and the Articles of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

(c) The Merger shall have the effects set forth in Section 259 of the DGCL and Chapter 40, Section 6 of the IBCL.

(d) At the Effective Time, the Organizational Documents of the Corporation shall become the Organizational Documents of the Surviving Corporation.

Section 2.2. Directors and Officers of Surviving Corporation

(a) At the Effective Time, the board of directors of the Surviving Corporation and Aerodyn shall consist of Ronald Buschur and David Lawrence and such directors shall hold office until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation’s and Aerodyn’s Organizational Documents, respectively.

(b) At the Effective Time, the officers of the Surviving Corporation shall consist of Ronald Buschur, CEO, and David Lawrence, President, Secretary and Treasurer, and such officer shall hold office until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation, or removal in accordance with the Surviving Corporation’s and Aerodyn’s Organizational Documents, respectively.

ARTICLE III. EFFECT OF THE MERGER

Section 3.1. Effect of Merger on Corporation Common Stock and Capital Stock of Merger Sub

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, the shares of Corporation Common Stock (other than the shares of Corporation Stock cancelled and extinguished pursuant to Section 3.1(b)) issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right to receive the Consideration. From and after the Effective Time, the Sole Stockholder’s certificates (the “Certificates”) evidencing ownership of the Corporation Common Stock and the shares thereof held in book-entry form issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such shares of Corporation Common Stock except as otherwise expressly provided for herein or under applicable Law.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of Corporation Common Stock held immediately prior to the Effective Time by the Corporation as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

(c) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

ARTICLE IV. CONSIDERATION; CLOSING

Section 4.1. Closing Consideration

(a) At Closing, Purchaser shall issue to the Sole Stockholder a promissory note in the form set forth on Exhibit A (the “Closing Note”) in the principal amount of $20,698,038 (the “Closing Consideration”).

(b) Within twenty-one (21) days after the Closing Date, Purchaser shall pay to the Sole Stockholder an amount equal to $50,000 in cash by wire of immediately available funds (the “Closing Date Deposit”). Purchaser shall be entitled to credit an amount equal to the Closing Date Deposit toward the Principal Cash Payment (as defined in the Closing Note) due under the Closing Note. In the event that Purchaser does not pay the Closing Date Deposit within twenty-one days after the Closing Date as provided for under this Section 4.1(b), the Sole Stockholder shall be entitled, upon demand of the Closing Date Deposit, to receive from Purchaser the fees and expenses, including reasonable attorneys’ fees and expenses, actually expended or incurred by the Sole Stockholder in connection with the enforcement of his rights and/or the collection of the Closing Date Deposit, and the prosecution or defense of any action in any way relating thereto, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter, or motion brought by the Sole Stockholder or any other person) relating to Purchaser or any other person or entity. Additionally, in the event that Purchaser does not pay the amounts due under the Closing Note when due (inclusive of extensions thereof, if any), the Sole Stockholder shall be entitled to retain the Closing Date Deposit.

Section 4.2. Post-Closing Performance Consideration

(a) Post-Closing Consideration Payments. Subject to the terms and provisions set forth in this Section 4.2, Purchaser shall pay and/or issue to the Sole Stockholder, subject to any set-off pursuant to Section 4.3 or Section 9.2(d), one or more of the following payments (each such payment, a “Post-Closing Payment,” and the sum of all Post-Closing Payments, the “Post-Closing Consideration”):

(i) Year 1 Post-Closing Payment. For the calendar year ended December 31, 2024 (the “Year 1 Post-Closing Period”):

(A) a cash payment equal to (x) fifty percent (50%) of the increase, if any, of Year 1 EBITDA over $3,455,432 multiplied by (y) by the Earnings Multiplier (the “Year 1 Cash Payment”), payable by wire transfer of immediately available funds to a bank account designated by the Sole Stockholder; and

(B) that number of shares of Purchaser Common Stock determined by dividing (x) the amount of the Year 1 Cash Payment (if any) by (y) the closing price of Purchaser Common Stock as of the last trading day of the 2024 calendar year (the “Year 1 Share Payment”).

(ii) Year 2 Post-Closing Payment. For the calendar year ended December 31, 2025 (the “Year 2 Post-Closing Period”):

(A) a cash payment equal to (x) fifty percent (50%) of the increase, if any, of Year 2 EBITDA over Year 1 EBITDA, multiplied by (y) the Earnings Multiplier (the “Year 2 Cash Payment”), payable by wire transfer of immediately available funds to a bank account designated by the Sole Stockholder; and

(B) that number of shares of Purchaser Common Stock determined by dividing (x) the amount of the Year 2 Cash Payment (if any) by (y) the closing price of Purchaser Common Stock as of the last trading day of the 2025 calendar year (the “Year 2 Share Payment”).

(iii) Year 3 Post-Closing Payment. For the calendar year ended December 31, 2026 (the “Year 3 Post-Closing Period”):

(A) a cash payment equal to (x) fifty percent (50%) of the increase, if any, of Year 3 EBITDA over Year 2 EBITDA multiplied, by (y) the Earnings Multiplier (the “Year 3 Cash Payment”), payable by wire transfer of immediately available funds to a bank account designated by the Sole Stockholder; and

(B) that number of shares of Purchaser Common Stock determined by dividing (x) the amount of the Year 3 Cash Payment (if any) by (y) the closing price of Purchaser Common Stock as of the last trading day of the 2026 calendar year (the “Year 3 Share Payment”).

(iv) Year 4 Post-Closing Payment. For the calendar year ended December 31, 2027 (the “Year 4 Post-Closing Period” and, together with the Year 1 Post-Closing Period, the Year 2 Post-Closing Period, and the Year 3 Post-Closing Period, collectively the “Post-Closing Period” and each, a “Post-Closing Year”):

(A) a cash payment equal to (x) fifty percent (50%) of the increase, if any, of Year 4 EBITDA over Year 3 EBITDA, multiplied by (y) by the Earnings Multiplier (the “Year 4 Cash Payment”), payable by wire transfer of immediately available funds to a bank account designated by the Sole Stockholder; and

(B) that number of shares of Purchaser Common Stock determined by dividing (x) the amount of the Year 4 Cash Payment (if any) by (y) the closing price of Purchaser Common Stock as of the last trading day of the 2027 calendar year (the “Year 4 Share Payment”).

Notwithstanding anything in this Agreement to the contrary, it is expressly understood and agreed that the Sole Stockholder’s receipt of any of the foregoing Post-Closing Payments shall be, in all instances, subject to and conditioned upon the Adjusted EBITDA for the subject Post-Closing Year being greater than the highest Adjusted EBITDA for any preceding Post-Closing Year (the “High-Water Mark”). For the avoidance of doubt, the Sole Stockholder is not entitled to a Post-Closing Payment for a subject Post-Closing Year if the Adjusted EBITDA for such Post-Closing Year is less than or equal to the High-Water Mark.

Aerodyn shall be responsible to contribute annually an amount equal to Aerodyn’s pro rata portion of Purchaser’s Consolidated Corporate Overhead during each Post-Closing Year; however, the amount of such annual contribution shall not be deducted from the calculation of Adjusted EBITDA for determination of the Post-Closing Consideration payable under this Section 4.2. Aerodyn’s pro rata portion of Purchaser’s Consolidated Corporate Overhead shall be based on Aerodyn’s gross revenue relative to Purchaser’s consolidated overall gross revenue.

(b) Procedures Applicable to Determination of the Post-Closing Payments. During the Post-Closing Period, on or before the date which is sixty (60) days after the last day of each annual Post-Closing Year, Purchaser shall prepare and deliver to the Sole Stockholder a written statement setting forth in reasonable detail its determination of the EBITDA of Aerodyn for the applicable annual Post-Closing Year and its calculation of the applicable annual Post-Closing Payment, if any (collectively, the “Statement”). The Sole Stockholder shall have thirty (30) days after receipt of such Statement to review the calculation of the applicable annual Post-Closing Payment (the “Review Period”), during which period Purchaser agrees to promptly deliver to the Sole Stockholder and its accountants and representatives Purchaser’s books and records and work papers relating solely to the determination of EBITDA of Aerodyn as reasonably requested by the Sole Stockholder or his representatives. Prior to the expiration of the Review Period, the Sole Stockholder may object to the calculation set forth in the Statement by delivering a written notice of objection to Purchaser (“Objection Notice”). Any such Objection Notice shall specify in detail the items in the applicable calculation disputed by the Sole Stockholder and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If the Sole Stockholder fails to timely deliver an Objection Notice to Purchaser prior to the expiration of the Review Period, then the calculation of the applicable Post-Closing Payment set forth in the Statement shall be final and binding on the Parties. If the Sole Stockholder timely delivers an Objection Notice, Purchaser and the Sole Stockholder shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of EBITDA and the applicable annual Post-Closing Payment for the applicable Post-Closing Year. If Purchaser and the Sole Stockholder are unable to reach an agreement on any unresolved disputed items within thirty (30) days after Purchaser’s receipt of such Objection Notice, all unresolved disputed items shall be promptly referred to an Independent Accountant. In resolving such dispute items, the Independent Accountant shall act as an expert, and not an arbitrator. The Independent Accountant shall be directed to render a written report on the unresolved disputed items only, with respect to the applicable calculation, as promptly as practicable. If any unresolved disputed items are submitted to the Independent Accountant, Purchaser and the Sole Stockholder shall each furnish to the Independent Accountant such work papers, schedules, and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. Purchaser and the Sole Stockholder shall use their commercially reasonable efforts to cause the Independent Accountant to resolve such disputed items as soon as practicable based solely on the applicable definitions and other terms in this Agreement and the documents presented by Purchaser and the Sole Stockholder and other supporting materials reasonably requested by the Independent Accountant and not by an independent review. The resolution of the disputed item in the Objection Notice by the Independent Accountant shall be final and binding on the Parties hereto. The fees and expenses of the Independent Accountant shall be borne equally between Purchaser and the Sole Stockholder.

(c) Post-Closing Operation of the Business. Subject to the terms of the Transaction Documents, subsequent to the Closing, Purchaser shall have ultimate discretion with regard to all matters relating to the operation of the Corporation and Aerodyn; provided, that during any Post-Closing Year during the Post-Closing Period: (i) Purchaser shall operate the Corporation and Aerodyn in good faith and will not act or refrain from acting in a way primarily intended to result in a reduction of EBITDA of Aerodyn; (ii) subject to Section 4.2(d) below, Purchaser shall not directly or indirectly sell or otherwise transfer all or substantially all of the equity or assets of the Corporation or Aerodyn unless, as a prerequisite to such sale, the acquiror agrees in writing to assume (and to cause any subsequent acquirer to assume) the obligations of Purchaser with respect to the applicable annual Post-Closing Payments that may become payable or otherwise accrue with respect to the remainder of any Post-Closing Years pursuant to this Section 4.2; (iii) Purchaser shall not divert, transfer or otherwise allocate earnings, income, revenue or sales or business opportunities from the Corporation or Aerodyn that are originated or received by either of them or their respective representatives to any other business unit of Purchaser or any Affiliate of Purchaser, including any such business units or Affiliates that are engaged in the same business as is the Business; and (iv) in the event that Purchaser or its Affiliates provides corporate, technology, marketing, accounting, legal or other professional services or administrative or back-office services to Aerodyn or the Corporation, Purchaser may allocate those expenses related to such services to Aerodyn or the Corporation in accordance with GAAP. Notwithstanding the foregoing, Purchaser has no obligation to operate Aerodyn or the Corporation in a manner calculated to achieve or maximize any annual Post-Closing Payment.

(d) Change of Control Transaction. In the event of a Change of Control Transaction prior to the expiration of the Post-Closing Period, Purchaser shall cause this Agreement to be assumed by the acquiring entity in such transaction (the “CoCT Acquiror”) and the obligations of Purchaser to issue Purchaser Common Stock hereunder shall then become the obligations of the CoCT Acquiror to issue its capital stock in lieu of Purchaser Common Stock, provided that, if the Change of Control Transaction occurs with a private entity as the CoCT Acquiror, the Sole Stockholder shall be entitled, at his option, to receive all of the Post-Closing Consideration owed to him pursuant to Section 4.2 after the closing of the Change of Control Transaction in cash rather than a combination of cash and Purchaser Common Stock (or the CoCT Acquiror’s capital stock, as the case may be).

(e) Directions for Payment of Post-Closing Payments. Following the final determination of any annual Post-Closing Payment owed by Purchaser to the Sole Stockholder, if any, pursuant to the provisions of Section 4.2(b), the Sole Stockholder shall provide Purchaser with a letter containing instructions as to how to pay such annual Post-Closing Payment to the Sole Stockholder and such annual Post-Closing Payment shall be made within five (5) Business Days following the receipt of the letter from the Sole Stockholder containing instructions as to how to pay such annual Post-Closing Payment.

(f) Treatment of Post-Closing Payments. All amounts paid to the Sole Stockholder under this Section 4.2 shall be treated by the Parties hereto for all Tax purposes as adjustments to the Closing Consideration unless otherwise required by Law.

Section 4.3. Right of Set Off

Each of the Sole Stockholder and Purchaser shall have the right to withhold and set off against any amount owed to the other Party pursuant to this Agreement or any other Transaction Document, including but not limited to (a) any Damages that a Purchaser Indemnified Party is entitled to set off under Section 9.2(a), and (b) damages resulting from a breach of the Sole Stockholder’s Employment Agreement.

Section 4.4. Working Capital; Consideration Adjustment

(a) Not later than the ninetieth (90th) day after the Closing Date, Purchaser shall prepare and deliver to the Sole Stockholder a balance sheet for Aerodyn as of the Closing Date prepared in accordance with GAAP (such balance sheet together with any adjustments properly made pursuant to Section 4.4(b) below, the “Closing Date Balance Sheet”), and a calculation of the Working Capital as of the Closing Date (such calculation together with any adjustments properly made pursuant to Section 4.4(b) below, the “Closing Date Working Capital” and together with the Closing Date Working Capital, the “Closing Date Calculation”). Purchaser also shall provide the Sole Stockholder with reasonable access to all work papers in connection with the Closing Date Calculation and with access to, and the cooperation of, all relevant personnel. The Sole Stockholder shall have the right to dispute the Closing Date Calculation (and any items therein) and make any proposed adjustments thereto as provided in Section 4.4(b) below.

(b) The Sole Stockholder shall have until the thirtieth (30th) day after Purchaser delivers to the Sole Stockholder the Closing Date Calculation to propose any adjustments thereto. All adjustments proposed by the Sole Stockholder shall be set out in reasonable detail in a written statement delivered to Purchaser (the “Adjustment Statement,” and the proposed adjustment or adjustments set forth therein, the “Proposed Adjustments”). Failure by the Sole Stockholder to deliver an Adjustment Statement within such 30-day period shall constitute acceptance by the Sole Stockholder of the Closing Date Calculation and such Closing Date Calculation shall be considered final. If at the time of the Adjustment Statement, the Sole Stockholder and Purchaser do not dispute that a sum, net of the effects of the Proposed Adjustments, is owed by one Party to the other pursuant to Section 4.4(a) above, then the owing Party shall pay such amount (an “Interim Payment”) within five (5) Business Days thereafter and if such Interim Payment is due to Purchaser, Purchaser and the Sole Stockholder shall, within such five (5) Business Day period, execute and deliver to the Escrow Agent a joint written instruction in accordance with the Escrow Agreement instructing the Escrow Agent to release to Purchaser from the Escrow Amount an amount equal to such Interim Payment. If the Sole Stockholder timely delivers an Adjustment Statement to Purchaser, Purchaser and the Sole Stockholder shall attempt in good faith to resolve any dispute regarding the Proposed Adjustments (any such Proposed Adjustments so disputed, the “Contested Adjustments”), but if a final resolution thereof is not obtained within thirty (30) days after the Sole Stockholder delivers to Purchaser said timely Adjustment Statement, then Purchaser and the Sole Stockholder shall jointly engage the Independent Accountant, as an expert and not as an arbitrator, to resolve any remaining disputes concerning the Contested Adjustments. Each of the Parties shall execute any retainer agreements and fund one-half of any retainer customarily requested by the Independent Accountant. The Parties agree that the Independent Accountant shall, and the Purchaser and the Sole Stockholder shall request the Independent Accountant to, only make a determination as to the Contested Adjustments (and only within the ranges submitted by the Parties). To the fullest extent permitted by Law, the Independent Accountant’s determination shall be final, non-appealable, and binding on the Parties, absent manifest or arithmetic error or fraud by or upon the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the Party whose estimate of the Contested Adjustments in the aggregate is furthest from the Independent Accountant’s calculation of the Contested Adjustments in the aggregate based on the relative absolute values of such estimates and calculation. The Purchaser and the Sole Stockholder shall request that the decision of the Independent Accountant include a certificate of the Independent Accountant setting forth the Closing Date Working Capital calculation (the “Settlement Certificate”). The “final” Closing Date Working Capital shall be deemed to include all applicable proposed adjustments not disputed by Purchaser and those adjustments accepted or made by the Independent Accountant in resolving the applicable Contested Adjustments.

(c) On the Settlement Date (as defined below), Purchaser shall pay to the Sole Stockholder an amount equal to the Closing Cash.

(d) If the Closing Date Working Capital is greater than $6,724,177 (the “Working Capital Target”), on the Settlement Date, Purchaser shall pay to the Sole Stockholder the amount of such excess, taking into account any applicable Interim Payment. Thereafter, the Escrow Amount (defined below) shall be held as provided under Section 4.4(g) to fund all or a portion of the Disputed Amount.

(e) If the Closing Date Working Capital is less than the Working Capital Target, on the Settlement Date, Purchaser and the Sole Stockholder shall execute and deliver to the Escrow Agent in accordance with the Escrow Agreement a joint written instruction instructing the Escrow Agent (i) to release to Purchaser from the Escrow Account the amount of such shortfall taking into account any applicable Interim Payment, and (ii) release to the Sole Stockholder the remaining balance of the Escrow Amount, if any. The Escrow Account shall be the exclusive source of recovery for amounts owed under this Section 4.4(e).

(f) There shall be a “Settlement Date” after the calculation of the Closing Date Working Capital, which shall mean the following, as applicable: (i) if the Sole Stockholder accepts the Closing Date Working Capital calculation, five (5) Business Days after the Sole Stockholder notifies Purchaser of such acceptance; (ii) if the Sole Stockholder has not timely delivered an Adjustment Statement to Purchaser, thirty-five (35) days after Purchaser delivered to the Sole Stockholder the Closing Date Calculation and supporting documentation; (iii) if the Sole Stockholder and Purchaser have any disputes regarding Contested Adjustments and they resolve all of those disputes in writing, five (5) Business Days after such resolution; (iv) five (5) Business Days after the Independent Accountant delivers the Settlement Certificate, if applicable, or (v) such other date as may be agreed in writing between the Sole Stockholder and Purchaser.

(g) On the Note Payment Date, the Purchaser shall deposit, on behalf of the Sole Stockholder, $500,000 (the “Escrow Amount”) out of the Principal Cash Payment payable under the Closing Note into an account maintained by the Escrow Agent (the “Escrow Account”) and shall execute an Escrow Agreement by and among the Sole Stockholder, Purchaser and Escrow Agent, in substantially the form attached hereto as Exhibit B (the “Escrow Agreement”). The Escrow Amount shall be held by the Escrow Agent as a trust fund and shall not be subject to any Lien, attachment, trustee process, or any other judicial process of any creditor of any Party and shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement. In the event that there remain any funds in the Escrow Account out of the Escrow Amount following resolution of any disputes under this Section 4.4 (and the corresponding disbursement thereof, if any), the remaining funds shall be held for a period of up to one year following Closing to fund all or a portion of the Disputed Amount as provided under Section 9.2(d). All fees due and payable to the Escrow Agent pursuant to the Escrow Agreement shall be paid fifty percent (50%) by Purchaser and fifty percent (50%) by the Sole Stockholder.

Section 4.5. Closing

The closing of the Merger will take place on the date hereof (the “Closing Date”) or at such other date as may be mutually agreed in writing by the Sole Stockholder and Purchaser. The Closing will occur remotely by the exchange of counterpart signature pages via facsimile, electronic mail or portable document format. The Closing shall be effective as of 12:01 am (Central Time) on the Closing Date.

Section 4.6. Deliveries of the Sole Stockholder at Closing

(a) At Closing (or, to the extent specifically set forth below, subsequent to Closing), the Sole Stockholder shall deliver or cause to be delivered or made available to Purchaser:

(i) A counterpart to this Agreement duly executed by each of the Corporation and the Sole Stockholder;

(ii) all of the books and records of the Corporation and Aerodyn, including all Organizational Documents of each such entity, reflecting Purchaser as the sole stockholder of the Corporation and continuing to list the Corporation as the sole member and owner of 100% of the Interests;

(iii) a counterpart to an employment agreement, dated as of the Closing Date, by and between Aerodyn and the Sole Stockholder, in substantially the form attached as Exhibit C hereto, and duly executed by the Sole Stockholder (the “Employment Agreement”);

(iv) a certificate of an officer of the Corporation and Aerodyn, respectively, in form and substance reasonably satisfactory to Purchaser (each, an “Officer’s Certificate”), attaching copies of (i) (A) the certificate of formation of Aerodyn certified by the Secretary of State of Delaware, and (B) the limited liability company agreement of Aerodyn, and certifying that each of the documents attached pursuant to sub clauses (f)(i)(A)-(B) are true and complete; and (ii) (A) articles of incorporation of the Corporation certified by the Secretary of State of Indiana, (B) the bylaws of the Corporation, and (C) resolutions of the Corporation’s board of directors and the Sole Stockholder authorizing and approving the execution and delivery of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and certifying that each of the documents attached pursuant to sub clauses (f)(ii)(A)-(C) are true and complete;

(v) a certificate of good standing (or certificate of existence, as applicable) and status as to each of Aerodyn and the Corporation from the Secretary of State of the States of Delaware and Indiana, respectively, dated within ten (10) days of the Closing Date, certifying that each of Aerodyn and the Corporation is in good standing (or in existence, as applicable) in the States of Delaware and Indiana, respectively, and by the Secretary of State (or equivalent Governmental Authority) of each other jurisdiction where each of Aerodyn and the Corporation, respectively, is qualified to do business, if any;

(vi) a general release of all claims in favor of each of the Corporation and Aerodyn duly executed by the Sole Stockholder, in substantially the form attached hereto as Exhibit D;

(vii) evidence to Purchaser’s reasonable satisfaction that Aerodyn Canada has been dissolved or that Aerodyn no longer holds shares of capital stock in Aerodyn Canada; and

(viii) such other documents or instruments as Purchaser may reasonably request and are reasonable and necessary to consummate the transactions contemplated by this Agreement.

Section 4.7. Deliveries of Purchaser at Closing

(a) At Closing, Purchaser shall deliver, or cause to be delivered, to the Sole Stockholder or the Persons or accounts, as applicable, designated by the Sole Stockholder at least five (5) Business Days prior to the Closing Date, as applicable:

(i) the Closing Note duly executed by Purchaser in favor of the Sole Stockholder;

(ii) a Pledge Agreement in the form attached hereto as Exhibit E, duly executed by an authorized officer of Purchaser;

(iii) a Stock Power in the form attached as Exhibit F, duly executed by an authorized officer of Purchaser;

(iv) a counterpart to this Agreement duly executed by an authorized officer of each of Purchaser and Merger Sub;

(v) a counterpart to each of the Employment Agreements, duly executed by an authorized officer of Aerodyn; and

(vi) such other documents or instruments as the Sole Stockholder may reasonably require and are reasonable and necessary to consummate the transactions contemplated by this Agreement.

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF THE SOLE STOCKHOLDER

All representations and warranties are made subject to the exceptions noted in the schedules delivered to Purchaser concurrently herewith and identified by the Parties as the “Disclosure Schedules.” No specific representation or warranty will limit the generality or applicability of a more general representation or warranty. Each Schedule of the Disclosure Schedules will be numbered to correspond to the paragraph of the section to which it relates. The Sole Stockholder hereby makes the following representations and warranties to Purchaser:

Section 5.1. Organization and Qualification of the Corporation and Aerodyn

(a) Aerodyn is a limited liability company duly formed and validly existing under the laws of the State of Delaware. The Corporation is a corporation duly incorporated and validly existing under the laws of the State of Indiana. Each of the Corporation and Aerodyn has the requisite power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as currently conducted. Each of the Corporation and Aerodyn is duly qualified to do business and is in good standing in all jurisdictions where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified can be cured without material expense and would not have a Material Adverse Effect on them or the Business. Schedule 5.1(a) sets forth a list of (i) all jurisdictions in which each of the Corporation and Aerodyn is respectively authorized to transact business and (ii) all managers, directors, and officers of each of them respectively.

(b) True and complete copies of the Organizational Documents of each of the Corporation and Aerodyn, all equity records, and all other records of each of the Corporation and Aerodyn have been delivered or otherwise made available to Purchaser. All of the books and records of each of the Corporation and Aerodyn, and their Organizational Documents have been maintained in the Ordinary Course of Business and fairly reflect, in all material respects, all transactions of each of the Corporation (to the extent that there have been any) and Aerodyn. Neither the Corporation or Aerodyn is in violation, in any material respect, of its Organizational Documents.

Section 5.2. Capitalization of the Corporation and Aerodyn

(a) The Sole Stockholder is, as of the date hereof, the sole and exclusive owner of all of the outstanding capital stock of the Corporation and the Corporation owns all of the Interests of Aerodyn, and no other Person has had or does have any right with respect to any of the foregoing. All of the issued and outstanding capital stock of the Corporation and all of the Interests are validly issued and fully paid, and are free and clear of all Liens (other than Permitted Liens). The shares of Corporation Common Stock owned by the Sole Stockholder and all of the Interests owned by the Corporation constitute all of the issued and outstanding securities, respectively, of each of Corporation and Aerodyn.

(b) Except as set forth in the Organizational Documents of each of the Corporation and Aerodyn, there are no outstanding or authorized options, warrants, convertible securities, or other rights, agreements, arrangements, or commitments of any character relating to the securities of either of them or obligating: (i) the Sole Stockholder to sell any securities of the Corporation to any Person, or (ii) the Corporation to sell any of the membership interests of Aerodyn to any Person. There are no outstanding (A) equity appreciation, phantom equity, profit participation, or similar rights with respect to the securities of the Corporation or Aerodyn, or (B) voting trusts, proxies, member agreements, or other agreements or understandings related to the voting or transfer of any outstanding voting interests of either the Corporation or Aerodyn.

Section 5.3. Capacity; Enforceability

The Sole Stockholder has all necessary power and authority, and legal capacity to enter into and deliver this Agreement and the other Transaction Documents to which the Sole Stockholder is a party, to carry out the Sole Stockholder’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and each Transaction Document to which the Sole Stockholder is a party have been duly authorized, executed and delivered by the Sole Stockholder and constitute a legal, valid and binding obligation of the Sole Stockholder, enforceable against the Sole Stockholder in accordance with its terms and conditions, except as the enforceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors’ rights generally; or (b) general principles of equity.

The Corporation has all necessary power and authority, and legal capacity to enter into and deliver this Agreement and the other Transaction Documents to which the Corporation is a party, to carry out the Corporation’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and each Transaction Document to which the Corporation is a party have been duly authorized, executed and delivered by the Corporation and constitute a legal, valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms and conditions, except as the enforceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors’ rights generally; or (b) general principles of equity.

Section 5.4. No Conflict

The execution, delivery and performance by each of the Sole Stockholder and the Corporation of this Agreement and each Transaction Document to which each is respectively a party, and the consummation by each of the foregoing of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the lapse of time, or both, (a) violate any material provision of any Law or Governmental Order to which he or it is subject, (b) violate any material provision of its Organizational Documents, or (c) except as set forth on Schedule 5.4, violate or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default), or require the consent of any third party, under any Material Contract or Permit to which such Party is a party or by which such Party may be bound or affected, or result in or permit the termination or amendment of any provision of any such Material Contract or Permit, except where the violation, breach, default, conflict, termination, or amendment would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 5.4, no consent, approval, or authorization of, or exemption by, or filing with, any Governmental Authority or other Person is required to be obtained or made by either the Sole Stockholder or the Corporation in connection with his or its execution, delivery, and performance of this Agreement or any Transaction Document to which he or it is respectively a party, or the taking by Aerodyn or the Sole Stockholder of any other action contemplated hereby or thereby, and such consents, approvals, authorizations, exemptions, or filings which, in the aggregate, would not have a Material Adverse Effect.

Section 5.5. Title to Assets; Sufficiency and Condition; Possession

(a) Aerodyn owns or has a good and valid title to, or leasehold interest in, or other right to use all of the Assets free and clear of all Liens, other than Permitted Liens, including those Liens set forth on Schedule 5.5(a).

(b) The Assets are in good working condition (normal wear and tear excepted), are suitable for the uses intended therefor. The Assets include all of the Assets used by Aerodyn in the operation of the Business as currently conducted and as currently contemplated to be conducted. The Assets are adequate to conduct the Business as it is presently being conducted and will be adequate to enable Aerodyn to continue to conduct the Business as it is presently being conducted.

(c) Aerodyn is in full possession of the Assets owned by it. The Only Assets owned by the Corporation are the Interests in Aerodyn. Schedule 5.5(c) sets forth any items owned by the Sole Stockholder that are located at the Leased Real Property. Aerodyn is the only Person through which the Business is conducted, and no similar business is conducted by the Corporation or the Sole Stockholder, or any Affiliate of the Corporation, the Sole Stockholder or Aerodyn. Aerodyn has possession of all books and records reasonably necessary for the conduct of the Business, and Aerodyn is the owner of all such books and records.

Section 5.6. Litigation and Proceedings

Since January 1, 2023, none of the Corporation, Aerodyn nor the Sole Stockholder have received service of process, and to the Knowledge of the Sole Stockholder, there are no pending or threatened Actions before or by any Governmental Authority against the Corporation or Aerodyn. There is no unsatisfied or open Governmental Order binding upon the Corporation or Aerodyn.

Section 5.7. Employee Plans

(a) For purposes of this Section 5.7, “Employee Benefit Plan” means each written employee benefit plan, scheme, program, policy, agreement, arrangement and contract (including, but not limited to, any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), whether or not subject to ERISA, and any bonus, incentive compensation, deferred compensation, profit sharing, or equity-based arrangement, and any employment, termination, retention, bonus, change in control, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, program, policy, arrangement or contract and any trust, escrow or other funding arrangement related thereto which is maintained or contributed to by the Corporation or Aerodyn or any ERISA Affiliate for the benefit of any current or former partner, officer, employee or director or the dependents thereof.

(b) All Employee Benefit Plans comply in all material respects with and are and have been operated in material accordance with their respective terms and with each applicable provision of ERISA, the Code, and all other applicable Laws. Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from, or may rely on a favorable opinion or advisory letter issued by, the Internal Revenue Service (“IRS”) and, to the Knowledge of the Sole Stockholder, there are no facts or circumstances that are reasonably likely to cause the revocation or such determination letter, or the unavailability of reliance on such opinion or advisory letter, from the IRS. Full payment has been made of all material contributions, premiums, benefits, distributions, and other amounts which Aerodyn is obligated to pay under and to all Employee Benefit Plans attributable to any period prior to the Closing. There are no pending or, to the Knowledge of the Sole Stockholder, threatened claims against or otherwise involving any Employee Benefit Plan (other than routine claims for benefits), and there are no pending or, to the Knowledge of the Sole Stockholder, threatened audits, investigations, or other proceedings by any Governmental Authority with respect to any Employee Benefit Plan.

(c) Neither the Corporation nor Aerodyn nor any ERISA Affiliate has at any time maintained, administered, contributed to, or had any obligation or liability (contingent or otherwise) under (A) any plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, or (B) a multiemployer plan (as defined in Section 3(37) of ERISA). No Employee Benefit Plan is a “multiple employer welfare arrangement” within the meaning of Section 3(40)(A) of ERISA.

(d) Schedule 5.7(d) is a true, complete, and correct list of all Employee Benefit Plans of Aerodyn. No Employee Benefit Plan (i) requires the consent of any third party to the transactions contemplated by this Agreement, (ii) will be in default or result in default thereunder as a result of consummation of the transactions contemplated by this Agreement, or (iii) will be subject to termination as a result of contemplation of the transactions contemplated by this Agreement.

(e) No event has occurred in connection with the transactions set forth herein or specifically related to the Employees which could cause Aerodyn or any ERISA Affiliate of Aerodyn, or any Employee Benefit Plan, directly or indirectly, to be subject to any material liability (i) under any Law relating to any Employee Benefit Plan or (ii) pursuant to any obligation of Aerodyn to indemnify any Person against liability incurred under any such Law as it relates to Employee Benefit Plans.

(f) Each Employee Benefit Plan subject to Code Section 409A has been operated in material compliance with Code Section 409A and applicable guidance thereunder, and no Employee is entitled to any gross-up or otherwise entitled to indemnification by Aerodyn for the interest or additional Tax set forth under Code Section 409A.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in the funding, acceleration, vesting, or creation of, or increase in, any rights of any Person to any payments or other benefits, including any rights under any severance, parachute or change of control agreement. No amount paid or payable (whether in cash, in property, or in the form of benefits) in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

Section 5.8. Labor Relations

The Corporation has no employees or independent contractors. Schedule 5.8 contains a complete and accurate list of the following information for each of the employees (each, an “Employee” and collectively, the “Employees”) and independent contractors (as applicable) of Aerodyn engaged by Aerodyn as of the Effective Date: (i) name, (ii) job title, (iii) date of hire, and (iv) non-exempt status. Schedule 5.8 also sets forth a true and correct list of (x) all collective bargaining agreements to which Aerodyn is a party with respect to the Employees, and (y) all written agreements to which Aerodyn is a party with respect to any Employee and which may not be terminated at will, or by giving notice of thirty (30) calendar days or less, without cost or penalty. Except as set forth on Schedule 5.8, and with respect to the Employees only (other than with respect to paragraph (d) below, which relates to Aerodyn’s employees generally):

(a) the employment of all Employees is terminable at will with no cost to Aerodyn, except for payment of accrued salaries or wages and vacation pay or any benefits under any other Employee Benefit Plan as required by Law;

(b) Aerodyn has not entered into any severance or similar arrangement in respect of any Employees that will result in any obligation (absolute or contingent) of Purchaser or Aerodyn to make any payment to any Employee following termination of employment or upon a change of control;

(c) Aerodyn has not engaged in any unfair labor practice, and there are no complaints against Aerodyn pending or threatened before any Governmental Authority, including the National Labor Relations Board, by or on behalf of any employee thereof;

(d) there are no, and for the past three (3) years have been no, labor strikes, slowdowns or stoppages, unionization, or collective bargaining efforts pending or threatened with respect to the employees of Aerodyn, and Aerodyn has not experienced any attempt by organized labor to cause it to comply with or conform to demands of organized labor relating to its employees;

(e) for the past three (3) years, Aerodyn has complied in all material respects with all Laws, rules and regulations relating to employment, equal employment opportunity, nondiscrimination, immigration and the right to work as currently employed by Aerodyn, wages, including, but not limited to, the payment of overtime wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closings, and the classification of workers as employees or independent contractors (hereinafter collectively referred to as the “Employment Laws”);

(f) all necessary visa or work authorization petitions have been timely and properly filed on behalf of any employees of Aerodyn requiring a visa stamp, I-94 status document, employment authorization document, or other immigration document to legally work in the United States, and all paperwork retention requirements with respect to such applications and petitions have been met;

(g) Aerodyn has timely and properly completed I-9 forms for all existing Employees hired since the effective date of the Immigration Reform and Control Act of 1986 and has lawfully retained and verified all such I-9 forms;

(h) there are no, and for the past two (2) years, have been no, proceedings pending or, to the Knowledge of the Sole Stockholder, threatened against Aerodyn relating to its compliance with federal immigration regulations, including compliance with federal immigration laws; and

(i) for the past three (3) years, none of the Sole Stockholder, the Corporation or Aerodyn has (i) received any letters from the Social Security Administration regarding the failure of an employee’s social security number to match his or her name in the Social Security Administration database, and (ii) received any letters or other correspondence from the Department of Homeland Security or other Governmental Authorities regarding the employment authorization of any employees of Aerodyn.

Section 5.9. Taxes

Except as set forth in Schedule 5.9:

(a) Each of the Corporation and Aerodyn has filed (taking into account any valid extensions) all Tax Returns required to be filed by them, respectively. Such Tax Returns are true, correct and complete in all material respects. All Taxes due and owing by the Corporation and/or Aerodyn have been paid or accrued.

(b) No Tax deficiency has been assessed against, or to the Knowledge of the Sole Stockholder, threatened or proposed against the Corporation or Aerodyn, and neither the Corporation nor Aerodyn has executed any waiver of any statute of limitations on the assessment or collection of any Tax nor agreed to any extension of time with respect to a Tax assessment or deficiency. Except for Taxes not yet due and payable, (i) there are no Liens for unpaid Taxes on the Assets, and (ii) no claim for unpaid Taxes has been made by any Governmental Authority that could give rise to any such Lien.

(c) All Taxes that Aerodyn is or was required to withhold or collect (for employees, independent contributors, consultants, note holders, members, and other Persons) have been duly withheld or collected and, to the extent required, have been timely paid to the appropriate Governmental Authority.

(d) Neither Aerodyn nor the Corporation has been, or is currently the subject of, and there are no pending or, to the Knowledge of the Sole Stockholder, threatened disputes, claims, actions, examinations, audits, investigations, litigations, or other proceedings against either of them with respect to Taxes. None of the Sole Stockholder, the Corporation or Aerodyn has received notice of any issue or question currently pending by any Governmental Authority in connection with its Tax Returns. No written claim has ever been made or, to the Knowledge of the Sole Stockholder, threatened by a Governmental Authority in a jurisdiction in which the Corporation or Aerodyn does not currently file Tax Returns that such entity is or may be subject to taxation by that jurisdiction.

(e) None of the Assets consist of any stock, partnership interest, limited liability company interest, legal or beneficial interest, or any other equity interest in or of any Person, and none of the Assets are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(f) Neither the Corporation nor Aerodyn has: (i) an obligation to make a payment as a result of the transactions contemplated by this Agreement that is not deductible under Section 280G of the Code, (ii) an obligation to make a payment to any Person under any Tax allocation agreement, Tax sharing agreement, Tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding, or practice with respect to Taxes, (iii) an obligation under any record retention, transfer pricing, closing, or other agreement or arrangement with any Governmental Authority that will survive the Closing or impose any liability on Purchaser after the Closing, (iv) an obligation under any agreement, contract, arrangement, or plan to indemnify, gross up, or otherwise compensate any Person, in whole or in part, for any excise Tax under Section 4999 of the Code that is imposed on such Person or any other Person, or (v) an obligation to pay the Taxes of any Person as a transferee or successor, by contract or otherwise, including an obligation under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law).

(g) The Sole Stockholder understands that the Sole Stockholder (and not Purchaser) shall be responsible for the Sole Stockholder’s own Tax liability that may arise as a result of the Sole Stockholder’s receipt of the Consideration or the transactions contemplated by this Agreement.

(h) Except for certain representations related to Taxes in Section 5.7 (Employee Plans), the representations and warranties set forth in this Section are the Sole Stockholder’s sole and exclusive representations and warranties regarding Tax matters.

(i) The Company has, for the taxable years ended 2022 and 2023, deducted research and experimental expenditures paid or incurred by it in connection with the Business on its corresponding federal income Tax Returns and intends to do so for the taxable year ended 2024 under former Section 174 of the Code (as in effect prior to the Tax Cuts and Jobs Act, the “TCJA”) notwithstanding that: (i) Section 13206(a) of the TCJA amended former Section 174 of the Code (the “Pre-TCJA Tax Treatment”) for amounts paid or incurred in taxable years beginning after December 31, 2021; and (ii) Section 174(a)(1) of the Code now disallows deductions for amounts that meet the definition of specified research or experimental (“SRE”) expenditures under Section 174(b) of the Code, except as provided in Section 174(a)(2) of the Code and requires taxpayers to charge SRE expenditures to capital accounts and allows amortization deductions of such capitalized expenditures ratably over a 5-year period in the case of SRE expenditures attributable to domestic research (the “Post-TCJA Tax Treatment”).

Section 5.10. Governmental Authorities; Consents

Except as set forth on Schedule 5.10, no consent, approval, authorization, license, order or permit of, or declaration, filing, or registration with, or notification to, any Governmental Authority or any other Person is required to be made or obtained by the Corporation, Aerodyn or any of their respective Affiliates in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby.

Section 5.11. Insurance

(a) Aerodyn maintains insurance with respect to its properties and the Business against loss or damages of the kinds customarily insured against by companies engaged in the same or similar businesses as Aerodyn, in such amounts that are commercially reasonable and customarily carried under similar circumstances by such other companies.

(b) Schedule 5.11(b) contains a list and a description of all policies of property, fire and casualty, product liability, professional liability, general liability, workers’ compensation, bonding arrangements, and other forms of insurance held or implemented by Aerodyn. Except as set forth on Schedule 5.11(b), all consents required to be provided under the Aerodyn insurance policies in respect of the transactions contemplated hereby have been obtained.

(c) All such policies listed on Schedule 5.11(b) are in full force and effect. Aerodyn is not in default of, has paid all premiums due, and has otherwise performed all obligations under each policy listed on Schedule 5.11(b). Aerodyn has not received (i) any written notice of cancellation or modification of any policy listed on Schedule 5.11(b) or written refusal of coverage thereunder, (ii) any written notice that any issuer of such policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated, (iii) any other written notice that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder or has made any reservation of right or similar exception in respect of any claim thereunder, and (iv) Aerodyn has not been refused any insurance, nor have any of its coverages been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance.

(d) Except as described on Schedule 5.11(b), within the past three (3) years, (i) Aerodyn has not made any material claims against any of its insurance policies and arrangements, and (ii) to the Knowledge of the Sole Stockholder, no other party has made or threatened to make a material claim against any of the insurance policies and/or arrangements of Aerodyn.

Section 5.12. Customers and Suppliers

(a) Schedule 5.12(a) sets forth a list of the customers of Aerodyn (measured by dollar amount of revenue, and for customers having multiple locations or Affiliates being served under a single contract or a series of related contracts with Aerodyn, measured on a consolidated basis including all such locations and/or Affiliates) that represent at least 77% of the revenue of the Business (each, a “Top Customer” and, collectively, the “Top Customers”) and the dollar amount of Aerodyn’s revenue generated from each Top Customer for each of the years ended December 31, 2022 and December 31, 2023, and for the six-month period ended June 30, 2024.

(b) Schedule 5.12(b) sets forth the top twenty (20) suppliers of Aerodyn (measured by dollar amount of purchases) (each, a “Top Supplier” and, collectively, the “Top Suppliers”) and the dollar amount of Aerodyn’s purchases from each such supplier for each of the years ended December 31, 2022, and December 31, 2023, and for the six-month period ended June 30, 2024.

(c) As of the date hereof, none of the Sole Stockholder, the Corporation or Aerodyn has received any written communication (including e-mails) from any Top Customer or Top Supplier indicating any intention or threat to (i) terminate or materially reduce purchases from or supplies to Aerodyn, (ii) fail to renew any Contract with Aerodyn, (iii) materially reduce sales or services to Aerodyn, (iv) materially increase prices charged to Aerodyn other than price changes that may generally be imposed to all similar customers or otherwise reflective of the industry, or (v) materially reduce incentives or discounts provided to Aerodyn, and to the Knowledge of the Sole Stockholder, no such action is being considered by any of the Top Customers or Top Suppliers other than as related to the industry generally, or that any facts or circumstances exist that might reasonably cause such action to be considered by any of the Top Customers or Top Suppliers other than as related to the industry generally.

Section 5.13. Product or Service Liability

No claim or allegation of personal injury, death, or property or economic damages, claim for punitive or exemplary damages, claim for contribution or indemnification, or claim for injunctive relief in connection with any service performed by Aerodyn, individually and in the aggregate, in an amount in excess of $25,000, is pending or, to the Knowledge of the Sole Stockholder, threatened against Aerodyn. Except as described on Schedule 5.13, there are no warranty claims or other claims relating to any service performed by Aerodyn or any similar claims pending or, to the Knowledge of the Sole Stockholder, threatened against Aerodyn, individually and in the aggregate, in an amount in excess of $25,000.

Section 5.14. Absence of Certain Changes or Events

Since December 31, 2023, except as disclosed on Schedule 5.14, the Business has been carried on by Aerodyn in the Ordinary Course of Business, and there has not been any:

(a) Material Adverse Effect;

(b) issuance, purchase, redemption of any of its Interests, or grant or issuance of any option, warrant, or other right to purchase or acquire any such equity securities;

(c) increase in the compensation payable or to become payable by Aerodyn to any of its officers, employees, directors, consultants, or agents (collectively, “Personnel”) other than in the Ordinary Course of Business;

(d) bonus, incentive compensation, service award, or other like benefit granted, made or accrued or agreed to be granted, made or accrued, contingently or otherwise, for or to the credit of any of the Personnel other than in the Ordinary Course of Business;

(e) payments to any pension, retirement, profit-sharing, bonus, or similar plan, except in the Ordinary Course of Business;

(f) payment or other distribution to any Employee, except compensation paid in the Ordinary Course of Business;

(g) change in relations between Aerodyn and any unions or workers’ councils of the employees of Aerodyn that adversely affects Aerodyn;

(h) sale, assignment, or transfer of any of its Assets other than in the Ordinary Course of Business;

(i) failure to operate Aerodyn in the Ordinary Course of Business, to use reasonable efforts to preserve Aerodyn intact, to keep available the services of the necessary Personnel consistent with past practices, and to preserve the goodwill of its suppliers, customers and others having business relations with Aerodyn;

(j) amendment, cancellation, or termination of any Contract other than in the Ordinary Course of Business or Contracts where the aggregate payments in one (1) year do not exceed $250,000;

(k) material change in collection policies or payment terms applicable to any of the Top Suppliers or Top Customers of Aerodyn, including without limitation granting any credits against any outstanding Accounts Receivable other than in the Ordinary Course of Business;

(l) change in accounting methods or practices by Aerodyn;

(m) revaluation by Aerodyn of its Assets, including, without limitation, writing off notes or Accounts Receivable other than in the Ordinary Course of Business;

(n) damage, destruction, or loss (whether or not covered by insurance) adversely affecting the properties or any business of Aerodyn in any material respect;

(o) transaction or Contract entered into outside the Ordinary Course of Business or with any partner, interest holder, member, officer, director or other Affiliate of the Corporation, Aerodyn or the Sole Stockholder;

(p) single capital expenditure in excess of $100,000, or capital expenditures in the aggregate in excess of $250,000;

(q) declaration, payment, setting aside for payment of any distribution (whether in equity or property) with respect to any securities of the interests (including the Interests) of Aerodyn;

(r) waiver or release of any material right or claim of Aerodyn;

(s) modification, amendment or termination of any Contract, which are in the aggregate materially adverse to Aerodyn; or

(t) execution of any Contract to do any of the foregoing.

Section 5.15. Affiliate Transactions

Except as set forth on Schedule 5.15, since December 31, 2021, no member, officer, manager, or director of Aerodyn, nor any Affiliate of Aerodyn, has or had: (a) any contractual or other claim, express or implied, of any kind whatsoever against Aerodyn, (b) any interest in any property or Assets used by Aerodyn, or (c) engaged in any other material transaction with Aerodyn (other than employment relationships).

Section 5.16. Accounts Receivable

The Accounts Receivable reflected on the Financial Statements and the Accounts Receivable arising after the date thereof have arisen from bona fide transactions entered into by Aerodyn involving the sale of goods actually delivered or services actually rendered in the Ordinary Course of Business and have been billed or will be billed timely.

Section 5.17. Financial Statements

(a) Schedule 5.17(a) sets forth true and complete copies of the (i) audited balance sheets of Aerodyn as of December 31, 2022 and December 31, 2023, the related audited statements of income and cash flows for the calendar years ended December 31, 2022 and 2023; and (ii) unaudited balance sheet of Aerodyn as of June 30, 2024, the related unaudited statements of income for the 6-month period then ended and the related unaudited statements of cash flows for the 6-month period from January 1 through June 30, 2024 (collectively, the “Financial Statements”).

(b) The Financial Statements present fairly, in all material respects, the financial position, results of operations, and cash flows of Aerodyn as of the dates and for the time periods indicated and have been prepared in accordance with Aerodyn accounting practices consistently applied throughout the periods indicated and reviewed by the management of Aerodyn. The Financial Statements were derived from the books and records of Aerodyn, which are accurate and complete, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(c) Aerodyn does not have any obligation, liability or Indebtedness of the type that is required to be set forth on a balance sheet in accordance with GAAP except those that: (i) are fully accrued or reserved against in the Financial Statements regardless of whether such obligation, liability or Indebtedness is required by Aerodyn’s accounting practices to be included in the Financial Statements, (ii) were incurred since the most recent balance sheet included in the Financial Statements in the Ordinary Course of Business, (iii) are obligations under Contracts, excluding liability for breaches thereof, or (iv) are expressly set forth in this Agreement or Schedule 5.17(c).

(d) Aerodyn has established and maintained a system of internal controls over financial reporting sufficient to provide reasonable assurance (i) regarding the reliability of Aerodyn’s financial reporting and the preparation of financial statements for external purposes in accordance with Aerodyn’s accounting practices, (ii) the receipts and expenditures of Aerodyn are being made only in accordance with the authorization of Aerodyn’s management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of assets of Aerodyn that could have a material effect on financial statements of Aerodyn.

Section 5.18. Leased Real Property

(a) Aerodyn owns no real property. Schedule 5.18 sets forth a true and complete list and description of all real property leased, licensed to, or otherwise used or occupied (but not owned) by Aerodyn (collectively, the “Leased Real Property”). A true and correct copy of the lease, license, or occupancy agreement, and any amendments thereto, with respect to the Leased Real Property (collectively, the “Real Property Leases”) has been delivered to Purchaser, and no changes have been made to any Real Property Leases since the date of delivery. All of the Leased Real Property is used or occupied by Aerodyn pursuant to a Real Property Lease. Each Real Property Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect. There are no existing defaults by Aerodyn or, to the Knowledge of the Sole Stockholder, the lessor under any of the Real Property Leases, and to the Knowledge of the Sole Stockholder, no event has occurred which (with notice, lapse of time, or both) could reasonably be expected to constitute a breach or default under any of the Real Property Leases by any Person or give any Person the right to terminate, accelerate or modify any Real Property Lease. No consent is required from the lessor under any of the Real Property Leases in connection with the transactions contemplated by this Agreement and the Transaction Documents, which has not been obtained and provided to Purchaser. Aerodyn has not leased or sublet as lessor or sublessor, and no Person (other than Aerodyn) is in possession of any of the Leased Real Property.

(b) To the Knowledge of the Sole Stockholder, all improvements located on, and the use presently being made of, the Leased Real Property comply in all material respects with all applicable zoning and building codes, ordinances and regulations and all applicable fire, environmental, occupational safety and health standards and similar standards established by applicable Law, and the same use thereof by Purchaser following Closing, in the same manner as conducted by Aerodyn prior to Closing, will not result in any violation of any such code, ordinance, regulation or standard. To the Knowledge of the Sole Stockholder, the present use and operation of the Leased Real Property does not constitute a non-conforming use and is not subject to a variance. There is no pending, nor to the Knowledge of the Sole Stockholder, proposed or threatened change in any such code, ordinance, regulation, or standard that would materially adversely affect Aerodyn.

(c) To the Knowledge of the Sole Stockholder, there is no currently pending or contemplated reassessment of any parcel included in the Leased Real Property that could result in a change in the rent, additional rent, or other sums and charges payable by Aerodyn under any agreement relating to the Leased Real Property.

(d) To the Knowledge of the Sole Stockholder, there is no pending condemnation, expropriation, eminent domain, or similar proceeding affecting all or any portion of the Leased Real Property. None of the Corporation, Aerodyn or the Sole Stockholder has received any written notice or oral notice of any such proceeding and, to the Knowledge of the Sole Stockholder, no such proceeding is contemplated.

(e) To the Knowledge of the Sole Stockholder, there are no material defects in, mechanical failure of, or damage to, the Leased Real Property. To the Knowledge of the Sole Stockholder, the mechanical, electrical, and HVAC systems serving the Leased Real Property are in good working condition (normal wear and tear excepted).

(f) All utilities (including water, sewer or septic, gas, electricity, trash removal, and telephone service) are available to the Leased Real Property in sufficient quantities and quality to adequately serve the Leased Real Property in connection with the operation of the Business conducted therefrom as such operations are currently conducted thereon.

Section 5.19. Environmental

(a) Aerodyn is presently and has been for the past three (3) years prior to the Closing Date in material compliance with all Environmental Laws applicable to the Leased Real Property, formerly owned, leased, or operated locations, or its Business. None of the Corporation, Aerodyn or the Sole Stockholder has received any written notice, report, or other communication regarding any violation, alleged violation, or potential liability under any Environmental Laws and, to the Knowledge of the Sole Stockholder, there are no facts or circumstances that could reasonably be expected to give rise to any such violation of or potential liability under any Environmental Laws.

(b) There are no writs, injunctions, decrees, orders, or judgments outstanding, or any actions, suits, claims, proceedings, demands, notices of violation, deficiency notices, investigations, or the like pending or, to the Knowledge of the Sole Stockholder, threatened, relating to compliance with or liability under any Environmental Law affecting Aerodyn.

(c) With regard to the Leased Real Property, to the Knowledge of the Sole Stockholder, there is no asbestos or any asbestos-containing materials used in, applied to, or in any way incorporated in any building, structure, or other form of improvement on the Leased Real Property.

(d) To the Knowledge of the Sole Stockholder, there has been no Release or threatened Release of, or exposure of any Person to, Hazardous Materials by Aerodyn or, to the Knowledge of the Sole Stockholder, by any other Person at the Leased Real Property, any real property owned, leased or operated by Aerodyn, or elsewhere that requires reporting, investigation, assessment, cleanup, remediation or any other type of response action pursuant to any Environmental Law or that could be the basis for any liability of any kind pursuant to any Environmental Law.

Section 5.20. Legal Compliance

Except with respect to (a) matters set forth on Schedule 5.20, (b) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 5.19), (c) compliance with Employment Laws (as to which certain representations and warranties are made pursuant to Section 5.8), and (d) compliance with Laws concerning Taxes (as to which certain representations and warranties are made pursuant to Section 5.9), the Sole Stockholder (with respect to the Business), the Corporation and Aerodyn are now, and at all times for the three (3) years prior to the Closing Date, have been in compliance with all material Laws or material Governmental Orders with respect to the operation of Aerodyn, the Business, and the Assets. Aerodyn is not, and no Affiliate of Aerodyn has, for the three (3) years prior to the Closing Date, conducted or initiated any internal investigation with respect to any alleged breach, violation, irregularity, misstatement, or omission arising under or relating to any material Law or material Governmental Order with respect to the operation of the Business, including specifically and without limitation all applicable sections of DFARS.

Section 5.21. Indebtedness.

Except as set forth on Schedule 5.21, neither the Corporation nor Aerodyn has any outstanding Indebtedness.

Section 5.22. Intellectual Property

(a) Aerodyn owns and possesses, free and clear of all Liens (other than Permitted Liens and Liens set forth on Schedule 5.5(a)), all right, title and interest in or has a valid and enforceable written license or rights to use, all Intellectual Property used by Aerodyn in the operation of the Business as presently conducted. Aerodyn owns and possesses all right, title and interest in and to all Intellectual Property created or developed by or on behalf of, or otherwise under the direction or supervision of, Aerodyn’s employees or independent contractors, relating to the Business.

(b) There have been no claims against Aerodyn within the past three (3) years contesting the validity, use, ownership, or enforceability of any of Aerodyn’s Intellectual Property. To the Knowledge of the Sole Stockholder, Aerodyn has not infringed or misappropriated, and the operation of the Business as currently conducted does not infringe or misappropriate any registered Intellectual Property rights of other Persons. None of the Corporation, Aerodyn or the Sole Stockholder has received any written notice regarding any of the foregoing (including any demand or offer to license any Intellectual Property rights from any other Person) within the past three (3) years. To the Knowledge of the Sole Stockholder, no third party has infringed or misappropriated any of the Intellectual Property of Aerodyn. The transactions contemplated by this Agreement shall not impair the right, title, or interest of Aerodyn in and to Aerodyn’s Intellectual Property, and all of Aerodyn’s Intellectual Property shall be owned or available for use by Aerodyn immediately after the Closing on terms and conditions identical to those under which Aerodyn owned or used such Intellectual Property immediately prior to the Closing. Aerodyn has taken commercially reasonable efforts to protect its Intellectual Property from infringement, misappropriation, and unauthorized disclosure.

(c) For the three (3) years prior to the Closing Date, none of the Corporation, Aerodyn or the Sole Stockholder has received any written notice of any actual or alleged breaches of security (including theft and unauthorized use, access, collection, processing, storage, disposal, destruction, transfer, disclosure, interruption or modification by any Person) of (i) the systems, hardware, software, network, or equipment of Aerodyn (or the Sole Stockholder to the extent used in the Business), including all information stored or contained therein or transmitted thereby, or (ii) any data in the possession or control of the Corporation, Aerodyn or the Sole Stockholder about or from an individual that is protected by or subject to any data protection, privacy or security Laws, including protected health information.

(d) Aerodyn has complied in all material respects at all times for the three (3) years prior to the Effective Date with all relevant requirements of any applicable data protection Law, Aerodyn’s own data protection principles, requests from data subjects for access to data held by Aerodyn and any Law relating to the registration of data users. None or the Corporation, Aerodyn or the Sole Stockholder has received any notification from a Governmental Authority regarding noncompliance or violation of any data protection principles or Laws during such three-year period. No Person has claimed any compensation from Aerodyn for the loss of or unauthorized disclosure or transfer of personal data, and no facts or circumstances exist that might give rise to such a claim. Aerodyn has not undergone any audit or regulatory inquiry from any Governmental Authority with respect to privacy and/or data security of personally identifiable information, and, to the Knowledge of the Sole Stockholder, Aerodyn is not subject to any current inquiry from any Governmental Authority (including complaints from any individuals provided to such Governmental Authority) regarding same. Aerodyn has taken reasonable commercial steps to preserve the availability, security, and integrity of the information systems and the data and information stored on the information systems owned or exclusively controlled by Aerodyn. During the past three (3) years, Aerodyn has maintained, and continues to maintain, safeguards, security measures and procedures to protect against the unauthorized access, destruction, loss, or alteration of customer data or information (including any personally identifiable information) in Aerodyn’s possession or control.

Section 5.23. Brokers’ Fees

No Person has acted directly or indirectly as a broker, finder, or financial advisor for the Sole Stockholder or the Corporation in connection with the negotiations relating to the transactions contemplated by this Agreement for which Purchaser or Merger Sub will become obligated to pay a fee or commission.

Section 5.24. Investment Representations of the Sole Stockholder

The Sole Stockholder makes the following representations and warranties to Purchaser and Merger Sub, it being understood that no specific representation or warranty will limit the generality or applicability of a more general representation or warranty:

(a) Acquisition Entirely for Own Account. This Agreement is made with the Sole Stockholder in reliance upon the Sole Stockholder’s representation to Purchaser and Merger Sub, which by execution of this Agreement, the Sole Stockholder hereby confirms, that the Purchaser Stock Consideration to be issued to the Sole Stockholder will be acquired by the Sole Stockholder for the Sole Stockholder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Sole Stockholder does not have a present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Sole Stockholder represents that the Sole Stockholder does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the Purchaser Stock Consideration.

(b) Receipt of Information. The Sole Stockholder has had an opportunity to ask questions and receive answers from Purchaser regarding the terms and conditions of the acquisition of the Purchaser Stock Consideration and the business, properties, prospects, and financial condition of Purchaser and its Affiliates and to obtain additional information (to the extent Purchaser and its Affiliates possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to the Sole Stockholder or to which the Sole Stockholder had access. The foregoing, however, does not limit or modify the representations and warranties of Purchaser in Article VI or the rights of the Sole Stockholder to rely thereon.

(c) Accredited Investor Status. The Sole Stockholder is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act.

(d) Restricted Securities. The Sole Stockholder understands that a limited market currently exists for the resale of the Purchaser Stock Consideration and that it may not be possible to sell the Purchaser Stock Consideration outside of the sale of all of the stock or assets of Purchaser. Purchaser has no present intention of undertaking any such sale and no assurance can be given that any such sale will occur in the near-term future or at all.

Section 5.25. No Additional Representations or Warranties

EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, NEITHER THE SOLE STOCKHOLDER NOR ANY OF THE SOLE STOCKHOLDER’S AFFILIATES HAVE MADE, OR ARE MAKING, ANY REPRESENTATION OR WARRANTY WHATSOEVER TO PURCHASER OR ANY OF ITS AFFILIATES AND THE SOLE STOCKHOLDER HEREBY EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND AND CHARACTER, EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW WITH RESPECT TO AERODYN, THE BUSINESS OR ANY OTHER MATTER RELATED TO OR IN CONNECTION THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Sole Stockholder as follows:

Section 6.1. Organization

Each of Purchaser and Merger Sub is a corporation duly organized and validly existing under the laws of the state of its incorporation. Each of Purchaser and Merger Sub has the requisite corporate power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as currently conducted by it. Merger Sub has no present operations as it was formed by Purchaser for the sole purpose of consummation of the transactions contemplated hereby.

Section 6.2. Due Authorization

Each of Purchaser and Merger Sub has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents by each of Purchaser and Merger Sub and the performance of the obligations of each hereunder and thereunder have been duly and validly authorized by Purchaser and Merger Sub, and no other action on the part of Purchaser or Merger Sub is necessary. This Agreement and the Transaction Documents have been duly and validly executed and delivered and are, or will be, a legal, valid and binding obligations of Purchaser and Merger Sub, enforceable against Purchaser and Merger Sub in accordance with their terms, except as the enforceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors’ rights generally; or (b) general principles of equity.

Section 6.3. No Conflict

The execution and delivery of this Agreement and the other Transaction Documents by Purchaser and Merger Sub, and the consummation of the transactions contemplated hereby and thereby, do not and will not violate any provision of, or result in the breach of any applicable Law, rule or regulation of any Governmental Authority, the Organizational Documents of Purchaser or Merger Sub, or any agreement, indenture or other instrument to which Purchaser or Merger Sub is a party or by which Purchaser or Merger Sub may be bound, or of any Governmental Order applicable to Purchaser or Merger Sub, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien upon any of the properties or assets of Purchaser or Merger Sub or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, acceleration, termination or creation of a Lien or result in a violation or revocation of any required license, permit or approval from any Governmental Authority or other Person, except to the extent that the occurrence of any of the foregoing would not have a material adverse effect on the ability of Purchaser or Merger Sub to enter into and perform its obligations under this Agreement or any other Transaction Document.

Section 6.4. Governmental Authorities; Consents

No material consent, approval, or authorization of, or designation, declaration, or filing with, any Governmental Authority or other third party is required on the part of Purchaser or Merger Sub with respect to its execution, delivery, and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 6.5. Brokers

No Person has acted directly or indirectly as a broker, finder, or financial advisor for Purchaser or Merger Sub in connection with the negotiations relating to the transactions contemplated by this Agreement for which the Sole Stockholder will become obligated to pay a fee or commission.

Section 6.6. Legal Proceedings

There are no actions, suits, claims, investigations, or other legal proceedings pending or, to Purchaser’s knowledge, threatened against or by Purchaser or any Affiliate of Purchaser that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.

Section 6.7. Capitalization of Purchaser

(a) The authorized capital stock of Purchaser (the “Purchaser Equity”) consists of (i) 110,000,000 shares, consisting of 100,000,000 shares of common stock, par value $0.001 per share (the “Purchaser Common Stock”), of which 11,548,050 shares are issued and outstanding as of the Effective Date and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share (“Purchaser Preferred Stock”). An aggregate of 400,000 shares of the Purchaser Preferred Stock have been designated Series A Preferred Stock (“Series A”) and an aggregate of 200,000 shares of Purchaser Preferred Stock have been designated Series B Preferred Stock (“Series B”). As of the Effective Date, 400,000 shares of Series A are issued and outstanding and no shares of Series B are issued and outstanding. All of the Purchaser Equity has been duly authorized and is validly issued, fully paid, and non-assessable. The Purchaser Equity constitutes all of the issued and outstanding equity of Purchaser. Upon the consummation of the transactions contemplated herein, the Sole Stockholder will acquire good and valid legal and beneficial title to the Purchaser Common Stock, free and clear of all Liens.

(b) Except as set forth on Schedule 6.7(b), there are no outstanding or authorized options, warrants, convertible securities, or other rights, agreements, arrangements, or commitments of any character relating to the Purchaser Equity or obligating Purchaser to issue or sell any equity of, or any other interest in, Purchaser. Except as set forth on Schedule 6.7(b), there are no outstanding (i) equity appreciation, phantom equity, profit participation, or similar rights with respect to Purchaser or (ii) voting trusts, proxies, member agreements, or other agreements or understandings related to the voting or transfer of any outstanding voting interests of Purchaser.

Section 6.8. Independent Investigation

PURCHASER HAS CONDUCTED ITS OWN INDEPENDENT INVESTIGATION, REVIEW, AND ANALYSIS OF THE BUSINESS, RESULTS OF OPERATIONS, PROSPECTS, CONDITION (FINANCIAL OR OTHERWISE), OR ASSETS OF AERODYN AND ACKNOWLEDGES THAT IT HAS BEEN PROVIDED ADEQUATE ACCESS TO THE PERSONNEL, PROPERTIES, ASSETS, PREMISES, BOOKS AND RECORDS, AND OTHER DOCUMENTS AND DATA OF AERODYN FOR SUCH PURPOSE. PURCHASER ACKNOWLEDGES AND AGREES THAT: (A) IN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND THE TRANSACTION DOCUMENTS TO WHICH IT IS A PARTY, AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, PURCHASER HAS RELIED SOLELY UPON ITS OWN INVESTIGATION AND THE EXPRESS REPRESENTATIONS AND WARRANTIES OF THE SOLE STOCKHOLDER SET FORTH IN ARTICLE IV OF THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES) AND THE TRANSACTION DOCUMENTS AND (B) NONE OF THE SOLE STOCKHOLDER, AERODYN OR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY AS TO THE CORPORATION, AERODYN OR THIS AGREEMENT, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE V OF THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES). WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER EXPRESSLY DISCLAIMS RELIANCE ON (A) ANY PROJECTIONS, ESTIMATES, OR BUDGETS HERETOFORE DELIVERED AND MADE AVAILABLE TO PURCHASER CONCERNING FUTURE REVENUES, EXPENSES, EXPENDITURES OR RESULTS OF OPERATIONS OR (B) ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE TO PURCHASER OR ITS REPRESENTATIVES WITH RESPECT TO THE SOLE STOCKHOLDER, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT (AS MODIFIED BY THE SCHEDULES HERETO).

ARTICLE VII. OTHER COVENANTS AND CONDITIONS

Section 7.1. Confidentiality

From and after the Closing Date, the Sole Stockholder shall not disclose or use, unless compelled to disclose by judicial or administrative process or by other requirements of applicable Law (in which case the Sole Stockholder shall use commercially reasonable efforts to (a) consult with Purchaser prior to making any such disclosure to the extent permitted by applicable Law and reasonably practicable under the circumstances, and (b) cooperate in connection with Purchaser’s efforts to obtain a protective order or confidential treatment at Purchaser’s expense), any documents and information concerning the negotiation and execution of the Transaction Documents or the Corporation, Aerodyn, Purchaser or any of their respective Affiliates or their representatives (including trade secrets, confidential information and proprietary materials, which may include the following categories of information and materials: methods, procedures, computer programs and architecture, databases, customer information, lists and identities, employee lists and identities, pricing information, research, methodologies, contractual forms, and other information, whether tangible or intangible, which is not publicly available generally) (collectively, the “Confidential Information”), except to the extent that such Confidential Information can be shown to have been (i) in the public domain through no fault of, or breach of this Agreement on the part of, the Sole Stockholder or any of the Sole Stockholder’s Affiliates, or (ii) later lawfully acquired by the Sole Stockholder on a non-confidential basis from sources other than the Corporation, Aerodyn or Purchaser or any of their respective Affiliates or their representatives (or sources otherwise relating to the Sole Stockholder’s prior ownership of the Corporation) and who are not known (after reasonable inquiry) to be under an obligation of confidentiality with respect thereto. Notwithstanding the foregoing, any such Person may disclose such Confidential Information (x) to his, her, or its tax and financial advisors for purposes of complying with such Person’s tax obligations or other reporting obligations under applicable Law arising out of the Transaction Documents, (y) to his, her or its legal counsel and accountants for the purpose of evaluating the legal and financial ramifications of the Transaction Documents and (z) in connection with the enforcement of the Sole Stockholder’s rights under this Agreement.

Section 7.2. Further Assurances

From and after the Closing, the Parties shall take, or cause to be taken, such acts and execute such documents and instruments as may be reasonably required to effectuate the transactions contemplated hereby.

Section 7.3. Cooperation in Resale of Purchaser Common Stock under Rule 144

Issuance of the Purchaser Common Stock as the Purchaser Stock Consideration hereunder has not been the subject of registration under the Securities Act of 1933, as amended. With a view to making available to the Sole Stockholder the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit the Sole Stockholder to resell the Purchaser Common Stock he receives under this Agreement to the public without registration, Purchaser agrees to, commencing one year following consummation of its IPO:

(a) make and keep available adequate current public information, as those terms are understood and defined in Rule 144, at all times after the effective date of the registration statement filed by Purchaser relating to its IPO;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of Purchaser as a public company under the Securities Act and the Exchange Act (at any time after Purchaser has become subject to such reporting requirements); and

(c) furnish to the Sole Stockholder, so long as the Sole Stockholder owns any of the Purchaser Common Stock issued to him hereunder, forthwith upon request (i) to the extent accurate, a written statement by Purchaser that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by Purchaser relating to its IPO), the Securities Act, and the Exchange Act (at any time after Purchaser has become subject to such reporting requirements); and (ii) such other information as may be reasonably requested by the Sole Stockholder in order for the Sole Stockholder to avail himself of any rule or regulation of the SEC that permits the selling of such Purchaser Common Stock without registration (at any time after Purchaser has become subject to the reporting requirements of the Exchange Act).

Section 7.4. No Disparagement

Each Party will refrain from, in any manner, directly or indirectly, all conduct, oral or otherwise, that disparages or damages or could reasonably disparage or damage the reputation, goodwill, or standing in the community of any other Party, their respective owners, officers, directors, employees, contractors or their respective Affiliates; provided, however, that nothing herein shall prohibit a Party from (a) providing truthful information as required or compelled by applicable Law or (b) making any disclosures or providing any information to a Governmental Authority.

Section 7.5. Conditions to Obligation of Purchaser and Merger Sub

The obligations of Purchaser and Merger Sub to effect, or cause to be effected, the transactions contemplated by this Agreement are also subject to the satisfaction on or before the Closing Date of the following conditions unless waived in writing by Purchaser:

(a) Representations and Warranties. Each of the representations and warranties of the Sole Stockholder shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date.

(b) Performance of Obligations. The Corporation and the Sole Stockholder shall have performed in all material respects all obligations and covenants required to be performed by it at or before the Closing under this Agreement at or before the Closing Date.

(c) Absence of Company Material Adverse Effect. Since the Effective Date, there shall not have been a Material Adverse Effect applicable to the Corporation, Aerodyn or the Business.

(d) Officer’s Certificate. Purchaser shall have received the Officer’s Certificate and each of the agreements, instruments, and other documents set forth in Section 4.6.

(e) Third Party Consents. Purchaser shall have received copies of all consents and approvals of any Person (including Governmental Authorities) set forth on Schedule 5.4 and Schedule 5.10.

Section 7.6. Conditions to Obligation of the Corporation and the Sole Stockholder

The obligation of the Corporation and the Sole Stockholder to effect, or cause to be effected, the transactions contemplated by this Agreement are also subject to the satisfaction on or before the Closing Date of the following conditions, unless waived in writing by the Sole Stockholder:

(a) Representations and Warranties. Each of the representations and warranties of Purchaser shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date.

(b) Performance of Obligations. Purchaser shall have performed in all material respects all obligations and covenants required to be performed by it at or before the Closing under this Agreement at or before the Closing Date, including but not limited to the delivery of the documents and taking of the actions, as applicable, set forth in Section 4.7.

(c) Absence of Purchaser Material Adverse Effect. Since the Effective Date, there shall not have been a Material Adverse Effect applicable to Purchaser.

(d) Receipt of Other Deliverables. The Corporation and Sole Stockholder shall have received each of the agreements, instruments, and other documents set forth in Section 4.7.

Section 7.7. Offer to Serve on the Purchaser Board.

David Lawrence shall be appointed to serve on the Purchaser Board, with such appointment to become effective upon the consummation of the IPO, and the Purchaser Board shall approve the appointment prior to the IPO.

Section 7.8. Post-Closing Covenant; Certain Employment Agreements.

On or prior to the Note Payment Date, the other Key Employees who have not previously delivered their employment agreements shall deliver such agreements, which shall become effective as of the Note Payment Date.

ARTICLE VIII. CERTAIN TAX MATTERS

Section 8.1. Tax Free Reorganization.

Each of Purchaser and the Corporation shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither Purchaser nor the Corporation shall take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Purchaser and the Corporation intend to report and, except to the extent otherwise required by a change in Law, shall report, for U.S. federal income tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, unless otherwise required by applicable Law.

Section 8.2. Tax Returns.

(a) The Sole Stockholder shall timely prepare, or cause to be timely prepared, all Tax Returns that are required to be filed by the Corporation or Aerodyn on or after the Closing Date (taking into account any applicable extensions) for taxable periods ending on or before the Closing Date (the “Pre-Closing Tax Returns”). All Pre-Closing Tax Returns shall be prepared and filed in a manner consistent with past practices of the Corporation or Aerodyn, as applicable, unless otherwise required by applicable Law. A copy of each Pre-Closing Tax Return shall be submitted by the Sole Stockholder to Purchaser for review at least 30 days prior to the due date (including extensions) of such Pre-Closing Tax Return (except that in the case of (1) a Pre-Closing Tax Return due within 30 days following the Closing Date and (2) a Pre-Closing Tax Return that is required to be filed more frequently than annually, the copy shall be provided to Purchaser at least 10 days prior to the due date for filing (inclusive of extensions). If Purchaser objects to any item on any such Pre-Closing Tax Return, it shall, within 20 days after delivery (or, if sooner, 5 days prior to the due date) of such Pre-Closing Tax Return, notify the Sole Stockholder in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. The Sole Stockholder will consider the comments from the Purchaser in good faith.

(b) Purchaser shall timely prepare, or cause to be timely prepared, and timely file, or cause to be timely filed, all Tax Returns required to be filed by or with respect to the Corporation or Aerodyn for Straddle Periods (the “Straddle Period Tax Returns”). Each Straddle Period Tax Return shall be prepared and filed in a manner consistent with past practices of the Corporation or Aerodyn, as applicable, unless otherwise required by applicable Law. A copy of each Straddle Period Tax Return shall be submitted by Purchaser to the Sole Stockholder for review at least 30 days prior to the due date (including extensions) of such Straddle Period Tax Returns (except that in the case of (1) a Straddle Period Tax Return due within 30 days following the Closing Date and (2) a Straddle Period Tax Return that is required to be filed more frequently than annually, the copy shall be provided to Seller Representative at least 10 days prior to the due date for filing (inclusive of extensions)), and Purchaser shall reflect any reasonable comments that are timely provided by Seller Representative. If the Sole Stockholder objects to any item on any such Straddle Period Tax Return that relates to a Pre-Closing Tax Period, it shall, within 20 days after delivery (or, if sooner, 5 days prior to the due date), notify Purchaser in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Purchaser and the Sole Stockholder shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Purchaser and the Sole Stockholder are unable to reach such agreement within ten (10) days after receipt by Purchaser of such notice, the disputed items shall be resolved by the Independent Accountant (in accordance with the provisions of Section 4.4) and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Straddle Period Tax Return, the Straddle Period Tax Return shall be filed as prepared by Purchaser and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Purchaser and the Sole Stockholder.

(c) All of the Pre-Closing Tax Returns and the Straddle Period Tax Returns shall treat the Selling Expenses as deductible in a Pre-Closing Tax Period to the maximum extent permitted by Law.

Section 8.3. Tax Contests.

(a) Purchaser shall provide notice to the Sole Stockholder upon receipt of any written notice from a Governmental Authority of a Tax audit, dispute or other Tax proceeding with respect to the Company for any Pre-Closing Tax Period (each, a “Covered Tax Proceeding”). If the Sole Stockholder receives written notice from a Governmental Authority of a Tax audit, dispute or other Tax Proceeding with respect to the Company for a Pre-Closing Tax Period then the Sole Stockholder shall provide notice to Purchaser.

(b) Within ten days of the receipt of notice from Purchaser of a Covered Tax Proceeding, the Sole Stockholder may elect to control, at the Sole Stockholder’s cost and expense, the contest or resolution of such Covered Tax Proceeding unless the resolution of such Covered Tax Proceeding could affect the Tax liability or Tax reporting positions of the Corporation or any of its Affiliates (including Purchaser) in a tax period, or portion thereof, beginning after the Closing Date; provided that the Sole Stockholders shall (i) keep Purchaser reasonably informed with respect to the status of such Covered Tax Proceeding, including by giving Purchaser advance notice of, and opportunity to attend, any material in-person or telephonic meetings, (ii) provide copies to Purchaser of any material written correspondence or other material submissions received from a Tax authority with respect to such Covered Tax Proceeding, (iii) provide copies of any material written correspondence to be provided to any Governmental Authority in connection with such Covered Tax Proceeding to Purchaser for Purchaser’s review and comment, with all reasonable comments of Purchaser to be reflected in such submission, and (iv) provide to Purchaser (at Purchaser’s sole cost and expense) reasonable participation rights with respect to any such Covered Tax Proceeding; provided, further, that the Sole Stockholder shall not enter into any settlement of, or otherwise compromise, any such Covered Tax Proceeding without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) In the case of a Covered Tax Proceeding which the Sole Stockholder does not control pursuant to Section 8.2(b), Purchaser shall control such Covered Tax Proceeding, provided that Purchaser shall (i) keep the Sole Stockholder reasonably informed with respect to the status of such Covered Tax Proceeding, including by giving the Sole Stockholder advance notice of, and opportunity to attend, any material in-person or telephonic meetings, (ii) provide copies to the Sole Stockholder of any material written correspondence or other material submissions received from a taxing authority with respect to such Covered Tax Proceeding, (iii) provide copies to the Sole Stockholder of any material written correspondence to be provided to any Governmental Authority in connection with such Covered Tax Proceeding for the Sole Stockholder’s review and comment, with all reasonable comments of the Sole Stockholder to be reflected in such submission, and (iv) provide to the Sole Stockholder (at the Sole Stockholder’s cost and expense) reasonable participation rights with respect to any such Covered Tax Proceeding; provided, further, that Purchaser shall not enter into any settlement of, or otherwise compromise, any such Covered Tax Proceeding without the prior written consent of the Sole Stockholder (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 8.4. Straddle Period.

In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes based upon, or related to, income or receipts, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 8.5. Post-Closing Actions.

Purchaser shall not, and shall not cause or permit the Company or any of Purchaser’s Affiliates to, without prior written consent of the Sole Stockholder, (i) make, change, revoke or file any Tax election that has retroactive effect to any taxable period ending on or before the Closing Date, (ii) refile, revoke, amend or otherwise modify (or grant an extension of any applicable statute of limitations period with respect to) any Tax Return filed by or with respect to the Corporation or Aerodyn, as applicable, with respect to a Pre-Closing Tax Period, (iii) (A) initiate or otherwise approach any Governmental Authority regarding any voluntary disclosure (or similar) agreement or procedure related to any taxable period ending on or before the Closing Date or (B) file an IRS Form 8952 reflecting Taxes to be paid with respect to any calendar year ending on or before or including the Closing Date, (iv) take any actions after the Closing Date outside the ordinary course of business that could reasonably be expected to increase the amount of Taxes for which the Sole Stockholder is liable, including pursuant to this Agreement, or (v) make or file any election under Section 336 or 338 of the Code (or any similar provision of state, local or foreign Law) with respect to the acquisition of the Company pursuant to this Agreement.

Section 8.6. Tax Refunds.

The Sole Stockholder shall be entitled to all Tax refunds and credits, or other offsets received or claimed by Purchaser, the Corporation or Aerodyn after the Closing Date which relate to Taxes or credits for, or the amortization of capitalized research and development costs attributable to, any Pre-Closing Tax Periods which were not received prior to the Closing Date by the Corporation or Aerodyn (any such amount, a “Tax Refund”). Purchaser shall make any filings required to obtain any such Tax Refund reasonably promptly and shall pay over to the Sole Stockholder any such Tax Refund received by Aerodyn or the Corporation promptly (but in all cases within five days) after receipt of such Tax Refund from the applicable Governmental Authority (or, in the case of a credit or offset, after the use of such credit or offset to reduce Taxes otherwise payable). To the extent permitted by applicable Law, Purchaser shall, or shall cause the Company to, request a refund in cash (rather than a credit or offset in lieu of a refund) with respect to amounts that are for the benefit of the Sole Stockholder under this Section 8.6. Notwithstanding anything to the contrary in this Section 8.6, the amount of any Tax Refund that is the property of the Sole Stockholder shall be determined net of any reasonable, out-of-pocket costs incurred by Purchaser or any of its Affiliates in connection with obtaining such Tax Refund, including any Tax of Purchaser or any of its Affiliates attributable to such Tax Refund. In the event that the IRS requires the repayment or disgorgement by the Corporation or Aerodyn of any tax credits or deductions previously taken by the Corporation, Aerodyn, or the Sole Stockholder prior to Closing, (including for amortization of capitalized research and development costs) the Sole Stockholder shall reimburse the Purchaser for the full amount of the same. In the event that the IRS requires the repayment or disgorgement by the Sole Stockholder of any tax credits or deductions previously taken by the Sole Stockholder prior to Closing, the Sole Stockholder shall be responsible directly to the IRS for the full amount of the same.

Section 8.7. Consistent Positions Tax Returns

Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of relevant Tax Returns, and any Tax proceeding, audit, or examination. Such cooperation shall include the retention and (upon another Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax proceeding, audit, or examination, making employees available on a mutually convenient basis to provide additional information, and explanation of any material provided hereunder.

ARTICLE IX. SURVIVAL; INDEMNIFICATION

Section 9.1. Survival

(a) The representations and warranties of the Sole Stockholder contained in Article V of this Agreement shall survive for a period of twelve (12) months following the Closing Date, except for the representations and warranties contained in Section 5.1 (Organization and Qualification of the Corporation and Sole Stockholder), Section 5.2 (Capitalization of the Corporation and Aerodyn), Section 5.3 (Capacity; Enforceability); Section 5.5(a) (Title to Assets), and Section 5.9 (Taxes) (collectively, the “Fundamental Representations”); and Section 5.23 (Brokers’ Fees), which shall survive until ninety (90) days after the expiration of the applicable statute of limitations; provided, however, that such survival period shall not apply to indemnification under Section 9.2(a)(ii) through Section 9.2(a)(v) below, any breach or nonfulfillment of any covenants or agreements made by the Sole Stockholder in Article VII of this Agreement and any such covenant or agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement (i) if an expiration date is set forth in this Agreement for such covenant or agreement, until such stated expiration date and, otherwise, (ii) until ninety (90) days after the expiration of the applicable statute of limitations.

(b) The representations and warranties of Purchaser contained in Article VI shall survive for a period of twelve (12) months from the Closing Date, except for representations and warranties contained in Section 6.1 (Organization), Section 6.2 (Due Authorization), Section 6.5 (Brokers), and Section 6.7 (Capitalization of Purchaser) (“Purchaser Fundamental Representations”), which will continue in full force and effect until ninety (90) days after the expiration of the applicable statute of limitations; provided, however, that such survival period shall not apply to any breach or nonfulfillment of any covenants or agreements made by Purchaser herein or to claims to the extent involving fraud, willful misconduct or intentional misrepresentation on the part of Purchaser and any such covenant or agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement (i) if an expiration date is set forth in this Agreement for such covenant or agreement, until such stated expiration date and, otherwise, (ii) until ninety (90) days after the expiration of the applicable statute of limitations.

Section 9.2. Indemnification by the Sole Stockholder

(a) Subject to the provisions and limitations of this Article IX, from and after the Note Payment Date, the Sole Stockholder shall indemnify and hold harmless Purchaser and its Affiliates (the “Purchaser Indemnified Parties”) from and against any and all claims, liabilities, damages, losses, demands, obligations, deficiencies, costs, and expenses of any nature whatsoever, including, without limitation, reasonable attorneys’ fees, accountants’ fees, and all costs of investigation, and other expenses of defending any actions or claims, amounts of judgment and amounts paid in settlement, whether or not involving a Third-Party Claim (collectively referred to as the “Damages”), suffered by Purchaser Indemnified Parties resulting from or arising out of (i) any inaccuracy or breach of any of the representations or warranties made by the Sole Stockholder in this Agreement, (ii) any breach or nonfulfillment of any covenants or agreements made by the Sole Stockholder or the Corporation in this Agreement, (iii) any Taxes owed by the Sole Stockholder, the Corporation or Aerodyn for or relating to the period prior to the Closing, (iv) any Selling Expenses not fully paid by Aerodyn on or prior to the Closing Date or not taken as a reduction to the Consideration at the Closing, or (v) any fraud or willful misconduct by the Sole Stockholder or the Corporation relating to the subject matter of this Agreement (each claim made by the Purchaser Indemnified Parties pursuant to this Section 9.2(a) shall be a “Purchaser Claim”).

(b) Except as set forth in the last sentence of this Section 9.2(b), the Sole Stockholder shall not have liability for indemnification pursuant to clause (i) of Section 9.2(a) for any individual Purchaser Claim under clause (i) of Section 9.2(a) for which indemnification is provided hereunder unless the amount of all Damages arising under clause (i) of Section 9.2(a) exceeds $100,000 in the aggregate (“Basket Amount”). Once the amount of all Damages arising under clause (i) of Section 9.2(a) exceeds the Basket Amount in the aggregate, the Sole Stockholder shall be responsible only for the amount by which the Damages exceed the Basket Amount. Notwithstanding the foregoing, the maximum aggregate liability of the Sole Stockholder for Purchaser Claims under clause (i) of Section 9.2(a), other than Fundamental Representations, shall not exceed, in the aggregate, an amount equal to $500,000 (the “Cap”). The maximum aggregate liability of the Sole Stockholder for Purchaser Claims relating to clause (i) of Section 9.2(a), including the Fundamental Representations and clauses (ii) through (iv), inclusive, of Section 9.2(a) shall not exceed, in the aggregate, an amount equal to the aggregate Consideration (inclusive of Selling Expenses and the Post-Closing Consideration, if any) paid to or on behalf of the Sole Stockholder. The limitations set forth in the first sentence of this Section 9.2(b) shall not apply to any Purchaser Claim under clauses (iii) and (v) of Section 9.2(a), for which the Basket Amount shall not apply, and the Sole Stockholder shall be liable and responsible for the full amount of the Purchaser Claims as if no Basket Amount existed.

The Purchaser Indemnified Parties shall not be entitled to assert any Purchaser Claim for indemnification pursuant to this Section 9.2 for Purchaser Claims for indemnification with time restrictions under Section 9.1(a) after the dates provided in Section 9.1(a); provided, however, that if on or prior to such date a Notice of Claim (as defined below) shall have been provided pursuant to Section 9.4 hereof for such indemnification, the Purchaser Indemnified Parties shall continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article IX.

(c) All claims for indemnification by Purchaser Indemnified Parties shall be net of any insurance proceeds actually received as a result of the matter for which indemnification is claimed.

(d) Once Damages are agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article IX, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds to an account designated by such Purchaser Indemnified Party; provided, however, notwithstanding the foregoing, any Damages payable to a Purchaser Indemnified Party by the Sole Stockholder pursuant to this Article IX may be, in Purchaser’s option, without duplication, set-off against the future (or earned but unpaid) annual Post-Closing Payments, and/or set-off against any other amount owed or payable by Purchaser to the Sole Stockholder under this Agreement. Notwithstanding the foregoing, if any Damages claimed by any Purchaser Indemnified Party remain in dispute following the expiration of the applicable survival period, then the next annual Post-Closing Payment will be made to the Sole Stockholder less the disputed amount (the “Disputed Amount”), and such Disputed Amount, to the extent owed to the Purchaser Indemnified Party as agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article IX, shall be paid, subject to the limitations set forth in Section 9.2., in whole or in part, by the funds then remaining in the Escrow Account, it being expressly understood that, to the extent that the Disputed Amount owed to the Purchaser Indemnified Party exceeds the funds then remaining in the Escrow Account (or there are no funds at all remaining in the Escrow Account), such Disputed Amount (or balance thereof that remains unpaid) shall be paid to the Purchaser Indemnified Party by the Sole Stockholder directly within fifteen (15) Business Days of the earlier of (i) resolution of such dispute by mutual agreement of the Parties, or (ii) final, non-appealable adjudication in accordance with the terms and provisions of the Escrow Agreement.

(e) Under no circumstance shall any Purchaser Indemnified Party be entitled to indemnification pursuant to this Section 9.2 or otherwise for punitive damages, except to the extent actually awarded to a third party.

(f) The Sole Stockholder shall have no obligations or liabilities under this Article IX until after the Note Payment Date.

Section 9.3. Indemnification by Purchaser

(a) Subject to the provisions of this Article IX, from and after the Note Payment Date, Purchaser shall indemnify and hold harmless the Sole Stockholder and the Sole Stockholder’s Affiliates (the “Stockholder Indemnified Parties”) from and against any and all Damages suffered by the Stockholder Indemnified Parties resulting from or arising out of (i) any breach of any of the representations or warranties made by Purchaser in this Agreement, (ii) any breach or nonfulfillment of any covenants or agreements made by Purchaser herein or any document executed in connection herewith, notwithstanding when any such breach or nonfulfillment may occur, or (iii) any fraud by Purchaser relating to the subject matter of this Agreement (a claim made by the Stockholder Indemnified Parties pursuant to this Section 9.3(a) shall be a “Stockholder Claim”).

(b) None of the Stockholder Indemnified Parties shall be entitled to assert any claim for indemnification pursuant to Section 9.3 after the dates provided in Section 9.1(b); provided, however, that if on or prior to such date a Notice of Claim shall have been given pursuant to Section 9.4 hereof for such indemnification, the Stockholder Indemnified Parties shall continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article IX.

(c) Except as set forth in the last sentence of this Section 9.3(c), Purchaser shall not have liability for indemnification pursuant to clause (i) of Section 9.3(a) for any individual the Sole Stockholder Claim that arises under clause (i) of Section 9.3(a) for which indemnification is provided hereunder unless the amount of all Damages that arise under clause (i) of Section 9.3(a) exceed the Basket Amount. Once the amount of all the Damages arising under clause (i) of Section 9.3(a) exceeds the Basket Amount in the aggregate, Purchaser shall be responsible for the full amount of the Damages with respect to clause (i) of Section 9.3(a) including the Basket Amount. Notwithstanding the foregoing, the maximum aggregate liability of Purchaser for the Stockholder Claims under clause (i) of Section 9.3(a), other than Purchaser Fundamental Representations, shall not exceed, in the aggregate, an amount equal to the Cap. The maximum aggregate liability of Purchaser for the Stockholder Claims under clause (i) of Section 9.3(a), including Purchaser Fundamental Representations, shall not exceed, in the aggregate, an amount equal to the Consideration (inclusive of payments to lenders, Selling Expenses and the Post-Closing Consideration, if any, paid to or on behalf of the Sole Stockholder). The limitations set forth in this Section 9.3(c) shall not apply to any Stockholder Claim under clause (iii) of Section 9.3(a).

(d) All claims for indemnification by the Stockholder Indemnified Parties shall be net of any insurance proceeds actually received as a result of the matter for which indemnification is claimed.

(e) Under no circumstance shall any Stockholder Indemnified Party be entitled to indemnification pursuant to this Section 9.3 or otherwise for punitive damages, except to the extent actually awarded to a third party.

(f) Purchaser shall have no obligations or liabilities under this Article IX until after the Note Payment Date.

Section 9.4. Indemnification Procedures

(a) Upon obtaining knowledge of any claim or demand which has given rise to a claim for indemnification under Section 9.2 or Section 9.3, the Purchaser Indemnified Parties or the Stockholder Indemnified Parties (each, an “Indemnified Party”) shall give written notice (“Notice of Claim”) of such claim or demand to the applicable indemnifying party (each, an “Indemnifying Party”). In each case, such Notice of Claim shall specify in reasonable detail such information as the Indemnified Parties may have with respect to such indemnification claim (including copies of any summons, complaint, or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same); provided, however, that, subject to the limitations set forth in Sections 9.1, 9.2 and 9.3, respectively, no failure or delay by the party giving the Notice of Claim shall reduce or otherwise affect the obligation of the Indemnifying Party unless and to the extent the Indemnifying Party is thereby prejudiced.

(b) Within thirty (30) Business Days of receiving a Notice of Claim, the Indemnifying Party may object to such indemnification claim, stating in reasonable detail the bases for such objection. Any objection to a Notice of Claim must be signed by one or more representatives of the Indemnifying Party or its counsel and shall set forth in reasonable detail the items as to which disagreement exists (the “Disputed Matters”). If an objection is delivered, the Indemnified Party and the Indemnifying Party shall negotiate in good faith to resolve in writing any Disputed Matters. If they are unable to reach an agreement with respect to the Disputed Matters within a period of thirty (30) Business Days after the receipt of an objection, then any Disputed Matters as to which written agreement has not been reached shall be resolved in accordance with the procedures described in Article X.

(c) If any lawsuit or other action is filed or instituted against any of the Indemnified Parties with respect to a matter subject to indemnity hereunder (a “Third-Party Claim”), notice thereof (a “Third-Party Notice”) shall be given to the Indemnifying Party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). Subject to the limitations set forth in Sections 9.1, 9.2, and 9.3, respectively, the failure of the Indemnified Parties to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent the Indemnifying Party has actually been prejudiced as a result. After receipt of a Third-Party Notice, if the Indemnifying Party provides evidence reasonably satisfactory to the Indemnified Party that it has the ability to pay the amounts claimed in the Third-Party Claim and that the Third-Party Claim relates to a matter for which indemnification is proper under this Agreement, the Indemnifying Party shall be entitled, if it so elects, (i) to take control of the defense and investigation of such Third-Party Claim, (ii) to employ and engage attorneys of its own choice to handle and defend the Third-Party Claim (the selection of such attorneys to be subject to approval of the Indemnified Party, such approval not to be unreasonably withheld, conditioned or delayed), at the Indemnifying Party’s cost, risk and expense, and (iii) to compromise or settle such Third-Party Claim; provided, however, that such Third-Party Claim shall not be compromised or settled without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall, and shall cause its Affiliates to, cooperate in all reasonable respects with the Indemnifying Party and such attorneys in the investigation, trial, and defense of such lawsuit or action and any appeal arising therefrom for which the Indemnifying Party has assumed the defense; and the Indemnified Party may, at the Indemnified Party’s own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The Parties shall also cooperate with each other in any notifications to insurers. If the Indemnifying Party fails to assume the defense of such claim within thirty (30) calendar days after receipt of the Third-Party Notice (or within such shorter period of time as may be necessary to prudently defend such claim), the Indemnified Party against which such claim has been asserted will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim and the Indemnifying Party shall have the right to participate therein at the Indemnifying Party’s cost; provided, however, that such claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. In the event the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party informed (including, as necessary, updates from counsel) of the progress of any such defense, compromise, or settlement when and as reasonably requested by the Indemnifying Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnified Party) and shall pay the fees and expenses of counsel retained by the Indemnified Party to the extent such underlying claim is indemnifiable under this Article IX if (A) the claim for indemnification relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation or investigation, (B) the claim seeks an injunction or equitable or other non-monetary relief against the Indemnified Party, (C) the Indemnified Party reasonably believes that there exists or could arise a conflict of interest that, under applicable principles of legal ethics, could prohibit a single lawyer or law firm from representing both the Indemnified Party and the Indemnifying Party in such claim or action, and such conflict has not been timely waived upon petition by the Indemnified Party, or (D) the Indemnified Party reasonably believes that the Damage relating to the claim would exceed the maximum amount that such Indemnified Party would then be entitled to recover under the applicable provisions of this Article IX.

(d) If the indemnification claim is made pursuant to Section 9.2, the total amount of such matured claims shall be paid in accordance with Section 9.2, subject to the limitation set forth in Section 9.2; likewise, if the indemnification claim is made pursuant to Section 9.3, the total amount of such matured claims shall be paid in accordance with Section 9.3, subject to the limitations set forth in Section 9.3.

Section 9.5. Exclusive Remedy

The rights of the Indemnified Parties under this Article IX shall be the exclusive remedy of such Indemnified Parties with respect to claims resulting from any breach by the Indemnifying Parties of any representation, warranty, covenant or agreement contained in this Agreement; provided, however, that this Section 9.5 is not intended in any way to limit or restrict the right of any Party to separately seek equitable remedies, including injunctive relief or to pursue a claim for fraud or other non-waivable rights of action.

Section 9.6. Mitigation

The Party seeking indemnification under this Article IX shall (a) to the extent required by applicable Law, use commercially reasonable efforts to mitigate any Damages that form the basis of an indemnification claim hereunder and (b) use commercially reasonable efforts to seek recovery from available insurance policies in respect of the Damages which form the basis of an indemnification claim hereunder; provided, that in no event shall the Indemnified Party be required to commence or threaten litigation against any third party in respect of such recovery or take any other action if it would reasonably be expected to be detrimental to such party or Aerodyn. In the event an Indemnified Party receives insurance proceeds after having received payment from (or on behalf of) an Indemnifying Party pursuant to this Article IX, then to the extent such insurance proceeds were not taken into account in determining the amount of Damages required to be paid by the Indemnifying Party to such Indemnified Party, the Indemnified Party shall refund to the Indemnifying Party up to the lesser of (i) the amount of such insurance proceeds so received and (ii) the amount of the indemnification payment received by the Indemnified Party from the Indemnifying Party with respect thereto pursuant to this Article IX, in each case after deducting therefrom the amount of any costs or expenses incurred in procuring such recovery (including any applicable premium adjustments), net of any Taxes imposed on the Indemnified Party that arise from having received amounts under the applicable insurance policies; provided that the amount the Indemnified Party is required to refund pursuant to this sentence shall not exceed the amount by which the indemnification payment actually paid to the Indemnified Party in respect of such Damages pursuant to this Article IX would have been reduced pursuant to this Section 9.6 had such recovery been received prior to the date of such indemnification payment.

Section 9.7. Tax Treatment of Indemnity Payments

All amounts paid with respect to indemnity claims under this Agreement shall be treated by the parties hereto for all Tax purposes as adjustments to the Consideration unless otherwise required by Law.

ARTICLE X. SETTLEMENT OF DISPUTED MATTERS

Section 10.1. Governing Law; Jurisdiction and Venue

(a) This Agreement and any dispute arising hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware, excluding its conflicts of laws provisions or rule that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b) Each Party hereto hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts located in Wilmington, Delaware, for the purposes of any Action arising out of this Agreement or the subject matter hereof brought by any Party under this Agreement.

(c) To the extent permitted by applicable Law, each Party hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, in any action under this Agreement, any claim (i) that it is not personally subject to the jurisdiction of the above-named courts, (ii) that such action is brought in an inconvenient forum, (iii) that it is immune from any legal process with respect to itself or its property, (iv) that the venue of the suit, action or proceeding is improper, or (v) that this Agreement or the subject matter hereof may not be enforced in or by such courts.

(d) The Parties agree that mailing of process or other papers in connection with any such Action or proceeding in the manner provided in Section 12.4 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof.

ARTICLE XI. TERMINATION

Section 11.1. Termination

This Agreement shall automatically terminate and be of no further force and effect if an Event of Default occurs as defined in the Closing Note.

ARTICLE XII. MISCELLANEOUS

Section 12.1. General Consent to Transaction

Except as otherwise set forth in this Agreement, effective as of the Closing, the Sole Stockholder hereby waives any rights the Sole Stockholder may have or have had as the holder of the Corporation Common Stock or the ultimate parent of Aerodyn arising from or relating to the transfers or transactions contemplated hereby (including any voting rights, preemptive rights, rights to repurchase, registration rights, rights of first refusal or similar rights or restrictions on transfer and any rights to receive notices, opinions or similar documentation in advance of or in connection with such transfers or transactions), whether such rights arise under or pursuant to (a) the Organizational Documents of the Corporation or Aerodyn, (b) any other Contract between the Sole Stockholder and the Corporation or Aerodyn, or (c) applicable Law.

Section 12.2. Waiver

Any failure of Purchaser or the Sole Stockholder to comply with any obligation, covenant, agreement, or condition contained herein may be expressly waived in writing by the Sole Stockholder, in the event of any such failure by Purchaser, or by Purchaser, in the event of any such failure by the Sole Stockholder. Any such waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby, and such extension, waiver, or failure to insist on strict compliance with an obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No delay on the part of any Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

Section 12.3. Specific Performance

Each Party acknowledges and agrees that the other Parties would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each Party hereby agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement and/or specific performance by any other Party under this Agreement and each Party hereby agrees to waive the defense (and not to interpose as a defense or in opposition) in any such suit that the other Parties have an adequate remedy at law and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 12.3 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the Parties to this Agreement may elect to pursue.

Section 12.4. Notices

Except as otherwise expressly permitted herein, all notices, requests, instructions, or other documents required or permitted to be given hereunder shall be in writing and shall be deemed effective when personally delivered with a signed receipt, when received by facsimile, e-mail, or other electronic means with electronic confirmation of delivery, when delivered by overnight courier with signed receipt or when delivered by United States certified mail, postage prepaid and return receipt requested. Unless changed by written notice given by either Party to the other pursuant hereto, such notices shall be given to the Parties at the following addresses:

If to the Corporation:	Aerodyn Engineering Holdings, Inc.
1919 South Girls School Road
Indianapolis, Indiana 46241
Attn: David Lawrence, President
Email: dlawrence@aerodyneng.com

If to the Sole Stockholder:	David Lawrence
10593 N. Country Road, 800 E.
Brownsburg, Indiana 46112
Email: dlawrence@aerodyneng.com

With a copy to:	Faegre Drinker Biddle & Reath LLP
300 N. Meridian Street, Suite 2500
Indianapolis, Indiana 46204
Attn: Trevor J. Belden
Email: trevor.belden@faegredrinker.com

If to Purchaser:	Precision Aerospace Group Inc.
20900 NE 30th Ave., 8th Floor
Aventura, Florida 33180
Attn: Maynard Hellman
Email: mhellman@mhellmanlaw.com

With a copy to:	Lucosky Brookman LLP
101 Wood Avenue South, 5th Floor
Iselin, New Jersey 08830
Attn: Seth Brookman; Victoria Baylin
Email: sbrookman@lucbro.com; vbaylin@lucbro.com

Section 12.5. Assignment

No Party hereto shall assign this Agreement or any part thereof without the prior written consent of the other Party; provided, however, that Purchaser may assign its rights hereunder absent such written consent: (a) to any Affiliate but shall remain liable for all of Purchaser’s obligations hereunder; and (b) to a CoCT Acquiror that has agree to assume the obligations of Purchaser under Section 4.2 prior to consummation of the subject Change of Control Transaction. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

Section 12.6. Press Release and Announcements

(a) No Party (or any of its Affiliates) shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof, or the transactions contemplated hereby without the prior written consent of the other Party (collectively, the “Public Announcement Restrictions”). The Public Announcement Restrictions shall not restrict disclosures to the extent (i) necessary for a Party to perform this Agreement (including disclosures to Governmental Authorities, or as reasonably necessary to provide notices, seek waivers, amendments or consents), (ii) required (upon the advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Party or its respective Affiliates, or (iii) that such Party has given the other Party a reasonable opportunity to review such disclosure prior to its release and no objection is raised. In the case of the disclosures described under subsections (i) and (ii) of this Section 12.6(a), each Party shall use its reasonable efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement.

(b) The Sole Stockholder hereby acknowledges that it is aware that the federal and state securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Nothing herein shall preclude disclosure of the confidential information or trading thereon after public disclosure of the confidential information is made by Purchaser.

Section 12.7. Rights of Third Parties

Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

Section 12.8. Reliance

Each of the Parties to this Agreement shall be deemed to have relied upon the accuracy of the written representations and warranties made to such Party in or pursuant to this Agreement, notwithstanding any investigations conducted by or on such Party’s behalf or notice, knowledge or belief to the contrary.

Section 12.9. Expenses

Except as explicitly provided in this Agreement, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated, whether or not such transactions shall be consummated including, without limitation, all broker’s fees and the fees of its legal counsel, financial advisers, and accountants.

Section 12.10. Captions; Counterparts

The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts (including by means of electronic delivery, i.e., email or pdf format, or facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.11. Entire Agreement

This Agreement and the Transaction Documents constitute the entire agreement among the Parties and supersede any other agreements (including the Original Merger Agreement), whether written or oral, that may have been made or entered into by or among any of the Parties hereto or any of their respective Affiliates relating to the transactions contemplated hereby and thereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth in this Agreement.

Section 12.12. Severability

If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, the Parties request that the court reform such provision in a manner sufficient to cause such provision to be enforceable.

Section 12.13. Amendments

The terms and provisions of this Agreement may be amended only by a written instrument signed by all Parties.

Section 12.14. Privilege; Conflicts of Interest

(a) Purchaser: (i) acknowledges that Faegre Drinker Biddle & Reath LLP (“Faegre”) has represented the Corporation, Aerodyn and the Sole Stockholder in connection with the transactions provided for herein and that, effective upon the Closing, Corporation and Aerodyn shall, without the necessity of further documentation of transfer, be deemed to have irrevocably assigned and transferred to the Sole Stockholder immediately prior to the Closing all of the Corporation’s and Aerodyn’s, right to, title to and interest in all communications with, and work product of, Faegre to the extent they relate to this Agreement, the transactions contemplated hereby, and the preparation and negotiation hereof, together with all written or other materials consisting of, containing, summarizing or embodying such communications and work product, (ii) agrees that the intent and effect of this provision is to grant the Sole Stockholder control over the exercise of the attorney-client privilege held by the Corporation or Aerodyn in respect of this Agreement and the transactions contemplated hereby, and the preparation and negotiation hereof and hereof, together with all written or other materials consisting of, containing, summarizing or embodying such communications and work product; and (iii) agrees that after the Closing, neither the Corporation nor Aerodyn will (and Purchaser will cause the Corporation and Aerodyn not to) knowingly waive the attorney-client privilege belonging respectively to the Corporation or Aerodyn, if any, relating to any matter relating to this Agreement and the transactions contemplated hereunder, and the preparation and negotiation hereof occurring before the Closing or disclose the content of communications or work product related to such privilege to any Person with the intention of or knowingly waiving the attorney-client privilege to which the communications or work product is subject, without the express written consent of the Sole Stockholder. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or any of its Affiliates (including the Corporation and Aerodyn) and a third party after the Closing, Purchaser and its Affiliates (including the Corporation and Aerodyn) may assert the attorney-client privilege with respect to any potentially privileged matters.

(b) The Parties further intend that the Sole Stockholder shall have the right, should it so choose, to have the benefit of representation by Faegre in connection with post-Closing matters concerning this Agreement and the transactions contemplated hereunder. Accordingly, each of the Parties (i) agrees that this Agreement will constitute consultation with respect to the potential conflict of interest that Faegre may have as a result of its representation of the Corporation and Aerodyn both historically and in connection with this Agreement and the transactions contemplated hereunder; (ii) confirms that such Party understands the risks associated with potential conflicts of interest and that such Party has alternatives to waiving the potential conflict (including refusing to waive the potential conflict or declining to engage in the matter giving rise to the potential conflict), and (iii) consents to Faegre’s representation, if requested, of the Sole Stockholder in connection with matters relating to this Agreement and/or the transactions contemplated hereunder, and waive any conflicts of interest which do or may exist as a result of such representations, including in connection with any litigation or adversarial proceeding arising among the parties, or any of them, regarding this Agreement and the transactions contemplated hereunder.

[Signature Page(s) Follow(s)]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned as of the Effective Date.

PURCHASER:

PRECISION AEROSPACE GROUP INC., a Florida corporation

By:	/s/ Maynard Hellman
Maynard Hellman, Chairman of the Board

MERGER SUB:

PRECISION AEROSPACE AERODYN MERGER SUB, INC.,
a Delaware corporation

By:	/s/ Spence Novick
Spence Novick, President

THE CORPORATION:

AERODYN ENGINEERING HOLDINGS, INC., an Indiana corporation

By:	/s/ David Lawrence
David Lawrence, President

THE SOLE STOCKHOLDER:

/s/ David Lawrence
David Lawrence

[PAG-Aerodyn A&R Merger Agreement Signature Page]